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                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934 Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the Appropriate Box:
[X] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6[c][2])
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec. 240.14a-12

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                             STAGE II APPAREL CORP.
                (Name of Registrant as Specified in its Charter)
                                      and
                    (Name of Person Filing Proxy Statement)

  (Name of Persons Filing Proxy Statement if other than the Registrant) -- N/A
--------------------------------------------------------------------------------

Payment of Filing Fee (Check the appropriate box):
[X] No fee required
[ ] Fee computed per Exchange Act Rules 14a-6(i)(1) and 0-11
[ ] Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                                                                PRELIMINARY COPY
                             STAGE II APPAREL CORP.
                                350 FIFTH AVENUE
                               NEW YORK, NY 10118
                            ------------------------
                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
             AND INFORMATION STATEMENT PURSUANT TO SECTION 14(F) OF
                           THE SECURITIES ACT OF 1934
                            ------------------------
                                                               December   , 1997
Dear Shareholders:

     You are cordially invited to attend a special meeting of shareholders of Stage II Apparel Corp. (the "Company") to vote on a proposal (the "Proposal") to approve the issuance of 4,008,654 shares (the "Exchange Shares") of the Company's common stock ("SA Common Stock") pursuant to a Purchase Agreement dated as of December 8, 1997 (the "Purchase Agreement") among the Company, Shorebreak Group, Inc. ("Shorebreak") and its shareholders (the "Shorebreak Shareholders"). The Special Meeting is described in the accompanying Notice of Special Meeting of Shareholders, and the transactions contemplated by the Purchase Agreement (the "Transactions") are described in the accompanying Proxy Statement.

     The Company has been seeking to implement a strategic business combination for over a year, with a view in increasing shareholder values by adding new apparel licenses or business lines to its reduced asset base and bringing in a new management team. The Transactions have been structured to achieve each of these goals.

     The Purchase Agreement provides for the Company's acquisition of all the outstanding capital stock of Shorebreak in consideration for the issuance of the Exchange Shares and the Company's repurchase of 1,900,000 shares of SA Common (the "Repurchase") held by Jack Clark, Robert Plotkin and Steven R. Clark, officers, directors and principal shareholders of the Company (the "Principal Shareholders") in consideration for their release from guarantees of the Company's indebtedness to its factor and their receipt of options to purchase a total of 1,500,000 shares of SA Common (the "Options") at exercise prices ranges from $.50 to $1.75 per share. After giving effect to the Repurchase, the Exchange Shares will represent two-thirds of the outstanding SA Common.

     The Transactions also include a reconstitution of the Company's board of directors (the "Board") with designees of the Shorebreak Shareholders and the addition of a new management team headed by Richard Siskind, the chief executive officer of Shorebreak and several other companies engaged in various segments of the apparel industry, in which he has over 30 years' experience. The Purchase Agreement also provides for a new credit facility to be arranged for the Company by the Shorebreak Shareholders.

     The Board believes Mr. Siskind's experience, industry contacts and successful track record will help position him and his management team to complete the Company's turnaround started by its current management. In addition, the Repurchase and related issuance of the Options have been structured to enable the Principal Shareholders to rebuild part of their relinquished stake in the Company and benefit by the Transactions only to the extent the Company's anticipated turnaround is accomplished.

     The Board has unanimously determined that the Transactions are in the best interests of the Company and its minority public shareholders (the "Public Shareholders") and recommends that you vote FOR approval of the Proposal. Chapman, Spira & Carson, LLC has given its opinion that the Transactions are fair from a financial point of view to the Company and the Public Shareholders.

     You are urged to read carefully the accompanying Proxy Statement for a complete description of the Transactions. Whether or not you plan to attend the Special Meetings, please be sure to date, sign and return the proxy card in the enclosed envelope as promptly as possible so that your shares may be represented at the Special Meeting and voted in accordance with your wishes.
                                         Sincerely yours,

                                         JACK CLARK
                                         Chairman of the Board

                                                                PRELIMINARY COPY
                             STAGE II APPAREL CORP.
                         350 FIFTH AVENUE -- 9TH FLOOR
                               NEW YORK, NY 10118
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON DECEMBER 31, 1997

     A special meeting of the shareholders of (the 'Special Meeting") of Stage II Apparel Corp., a New York corporation (the "Company"), will be held in the Company's offices located on the 9th Floor of the Empire State Building, 350 Fifth Avenue, New York, New York at 9:00 a.m. on Wednesday, December 31, 1997 for the following purpose:

          To consider and vote upon a proposal (the "Proposal") to approve the issuance of 4,008,654 shares of the Company's common stock ("SA Common Stock") pursuant to a Purchase Agreement dated as of December 8, 1997 among the Company, Shorebreak Group, Inc. and its shareholders (the "Purchase Agreement").

     Only record holders of SA Common Stock at the close of business on December 19, 1997 (the "Record Date") are entitled to notice of the Special Meeting and to vote on the Proposal. Each share of SA Common Stock entitles the holder to one vote at the Special Meeting. Approval of the Proposal requires affirmative votes by holders of a majority of the outstanding shares of SA Common Stock. As of the Record Date, a total of 3,903,267 shares of SA Common Stock were issued and outstanding. The Company's officers and directors have informed the Company that they intend to vote their shares, representing approximately 55% of the outstanding SA Common Stock, for approval of the Proposal.

     On December 8, 1997, the Board of Directors of the Company unanimously concluded that the Proposal and the other transactions contemplated by the Purchase Agreement are in the best interests of the Company and are fair to its minority public shareholders. The Board of Directors unanimously recommends that shareholders vote "FOR" approval of the Proposal. Please complete, sign and date the enclosed proxy card and mail it as soon as possible in the return envelope provided for that purpose. Information on the voting and revocation of proxies is included in the accompanying Proxy Statement under the caption "Solicitation of Proxies."
                                          By Order of the Board of Directors

                                          Jack Clark,
                                          Chairman of the Board

                                                                PRELIMINARY COPY
                             STAGE II APPAREL CORP.

                            ------------------------
                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
             AND INFORMATION STATEMENT PURSUANT TO SECTION 14(F) OF
                           THE SECURITIES ACT OF 1934
                            ------------------------

                                  INTRODUCTION

THE TRANSACTIONS

     This Proxy Statement is furnished on behalf of the Board of Directors (the "Board") of Stage II Apparel Corp. (the "Company" or "Stage II") for soliciting proxies to be voted at a special meeting of the Company's shareholders (the "Special Meeting") on December 31, 1997 or any adjournment. The Special Meeting will be held to vote on a proposal (the "Proposal") to approve the issuance of 4,008,654 shares (the "Control Shares") of the Company's common stock ("SA Common Stock") pursuant to a Purchase Agreement dated as of December 8, 1997 (the "Purchase Agreement") among the Company, Shorebreak Group, Inc. ("Shorebreak") and its shareholders (the "Shorebreak Shareholders").

     The transactions contemplated by the Purchase Agreement (the
"Transactions") are comprised of five basic components:

     - Repurchase. The Company will repurchase 1.9 million shares of SA Common Stock (the "Repurchase") held by Jack Clark, its Chairman of the Board, Steven
R. Clark, its President, and Robert Plotkin, a consultant who previously served as its President (collectively, the "Principal Shareholders") in consideration for their release from guarantees of the Company's indebtedness to its factor and their receipt of options to purchase a total of 1.5 million shares of SA Common Stock at exercise prices ranging from $.50 to $1.75 per share (the "Options").

     - Shorebreak Acquisition. The Company will acquire all of the outstanding capital stock of Shorebreak in exchange for the Control Shares, which will constitute two-thirds of the SA Common Stock to be outstanding after giving effect to the Repurchase.

     - Board Reconstitution. The Company's board of directors (the "Board") will be reconstituted with designees of Shorebreak (the "Board Reconstitution").

     - Management Realignment. The Company will gain a new management team (the "Management Realignment") headed by Richard Siskind, the principal shareholder and chief executive officer of Shorebreak. See "Shorebreak Group, Inc."

     - New Credit Facility. The Company will obtain a new credit facility to be arranged by the Shorebreak Shareholders.

     Completion of the Transactions is subject to various closing conditions, including receipt of a fairness opinion from a qualified investment banking firm and approval of the Proposal by holders of a majority of the outstanding shares of SA Common Stock. A complete description of the Proposal and the other Transactions contemplated by the Purchase Agreement is provided in this Proxy Statement under the caption "The Transactions."

PARTIES TO THE TRANSACTIONS

     The Company. Stage II designs and distributes an extensive range of men's and boy's casual apparel and activewear under nationally recognized brand names as well as private and proprietary labels. The Company markets its apparel primarily to mass merchandisers. The Company was incorporated in New York in March 1980 and completed an initial public offering of SA Common Stock in October 1987. The SA

Common Stock is listed on the American Stock Exchange (the "AMEX") under the trading symbol SA. Stage II is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports and other information with the Securities and Exchange Commission (the "SEC") and the AMEX. See "Additional Information." The Company's principal executive offices are located at 350 Fifth Avenue, 9th Floor, New York, New York 10118, and its telephone number is (212) 564-5865.

     Shorebreak. Shorebreak also distributes men's and boy's casual apparel and activewear under licensed brand names and markets its products primarily to major department stores. Shorebreak was incorporate in New York in February 1997. The capital stock of Shorebreak is privately held by the Shorebreak Shareholders. See "Principal Shareholders of Shorebreak." Shorebreak's principal executive offices are located at 1385 Broadway, New York, New York 10018, and its telephone number is (212) 840-0880.

FORWARD LOOKING STATEMENTS

     This Proxy Statement includes forward looking statements within the meaning of Section 21E of the Exchange Act relating to matters such as anticipated operating and financial performance, business prospects, developments and results of the Company. Actual performance, prospects, developments and results may differ materially from anticipated results due to economic conditions and other risks, uncertainties and circumstances partly or totally outside the control of the Company, including risks of inflation, fluctuations in market demand for the Company's products and changes in the level of future expenses for the manufacturing and distribution of those products. Words such as "anticipated," "expect," "intend" and similar expressions are intended to identify forward looking statements, all of which are subject to these risks and uncertainties.

                         BACKGROUND OF THE TRANSACTIONS

OPERATIONAL DIFFICULTIES

     The Company has historically developed its product lines primarily through the acquisition of exclusive and non-exclusive license rights to nationally recognized brand names for sales of its apparel in the United States, both through direct licensing arrangements or acquisitions of other apparel companies. In 1996, the Company streamlined its operations to focus on its most popular labels, relinquishing its license rights for various other labels and initiating a program to cut overhead to reflect the planned reduction in its asset base and revenue stream.

     Difficulties in reducing fixed overhead costs and maintaining strong profit margins in the face of intensified competition, consolidation and overall weakness in the retail apparel market have contributed to the Company net losses in 1996, 1995 and 1994 aggregating $7.0 million, $3.3 million and $.9 million, respectively. Stage II has financed these losses with borrowings under its credit facility that have been reduced from time to time with repatriated earnings of its Hong Kong subsidiary aggregating $3.4 million in 1996 and $6.3 million in the first nine months of 1997.

     As part of its strategy for returning to profitability, in addition to consolidating its licensing arrangements in 1996, reducing the scope of its operations to concentrate on its most successful products and trimming overhead expenses, the Company has added new commission sales personnel and realigned management to focus on its core product lines. Despite these efforts, the Company incurred net losses aggregating $2.3 million in the first nine months of 1997. See "Management's Discussion and Analysis of Financial Position and Results of Operations of Stage II."

EFFORTS TO IDENTIFY A STRATEGIC COMBINATION

     The Company has been seeking to implement a strategic business combination for over a year, with a view in increasing shareholder values by adding new apparel licenses or business lines to its reduced asset base and bringing in a new management team. Historically, Stage II has been substantially dependent on the expertise of Jack Clark, its Chairman of the Board, who has reached retirement age and is seeking to reduce his management role with the Company. See "Current Executive Officers and Directors of Stage II."

     During 1996, Stage II held discussions with two potential bidders for a controlling interest in the Company. Although those discussions were abandoned in December 1996 primarily due to concerns over litigation with the Company's former president, a recent settlement of that lawsuit paved the way for renewed discussions with one of those parties (the "Initial Bidder") in August 1997. On September 4, 1997, the Initial Bidder submitted a proposal (the "Competing Proposal") contemplating the purchase of a controlling interest in the Company from the Principal Shareholders.

     During August and early September 1997, the Company also conducted negotiations with Shorebreak, focusing primarily on their respective business plans and prospects as well as the proposed terms of the Transactions. These discussions resulted in Shorebreak's submission of a letter of intent for the Transactions (the "Letter of Intent"). During this period, the SA Common Stock traded in a range between $ 1/2 and $ 3/4, with limited trading volume. See "The Transactions -- Methods of Determining Consideration for the
Transactions -- Determination of Control Share Exchange Price." On September 18, 1997, the Company accepted the Letter of Intent and abandoned the Competing Proposal in favor of the Transactions, which are expected to provide greater value to the Company and its shareholders than the Competing Proposal or other potential strategic alternatives. On September 19, 1997, in response to unusually high trading volumes and price increases in the SA Common Stock, the Company issued a press release summarizing the terms of the Letter of Intent.

     During September 1997, review procedures were initiated with Shorebreak and the Shorebreak Shareholders as contemplated by the Letter of Intent. Negotiation of definitive documentation for the Transactions (the "Transaction Agreements") continued through the first week of December 1997. During this period, the Company's management conferred with the Board and its legal and financial advisors on the issues raised in this process. In addition, preliminary discussions were held by the Company's management with Chapman, Spira & Carson, LLC, an investment banking firm ("Chapman Spira"), with a view to the engagement of that firm to evaluate the fairness of the Transactions to Stage II and its minority public shareholders (the "Public Shareholders") from a financial point of view (the "Fairness Opinion"). In November 1997, representatives of Chapman, Spira & Carson advised the Company, based on a preliminary analysis, that it anticipated being able to render a Fairness Opinion on the Transactions.

     On December 8, 1997, the Board unanimously approved the Transactions, formally engaged Chapman, Spira & Carson to render a fairness opinion on the Transactions and, subject to receipt of the opinion, recommended approval of the Proposal by the Company's shareholders. See "The Transactions -- Opinion of Chapman, Spira & Carson." The Purchase Agreement was executed by the parties the same day. On December 9, 1997, the Company issued a press release summarizing the terms of the Purchase Agreement.

                                THE TRANSACTIONS

THE TRANSACTION AGREEMENTS

     The Transaction Agreements consist of the Purchase Agreement and several related agreements that are exhibits to the Purchase Agreement (the "Related Agreements") to be executed upon the closing of the Transactions (the "Closing"). The Related Agreements include a Repurchase Agreement among the Company and the Principal Shareholders relating to the Repurchase, a 1997 Nonqualified Stock Option Plan (the "Option Plan") relating to the Options and an Employment Agreement between the Company and Jack Clark (the "JC Employment Agreement") relating to the Management Realignment. The terms of the Transaction Agreements are summarized below. This summary is not a complete description and is qualified by reference to the provisions of the Transaction Agreements. The Purchase Agreement has been filed with the SEC as an exhibit to a Current Report of the Company on Form 8-K. See "Additional Information."

THE PURCHASE AGREEMENT

     The Purchase Agreement provides for the Company's purchase of all the outstanding capital stock of Shorebreak from the Shorebreak Shareholders (the "Shorebreak Shares") in exchange for the issuance of the Control Shares to them in proportion to their ownership interests in Shorebreak. The number of Control Shares issuable in exchange for the outstanding capital stock of Shorebreak was based on the Board's determination of the relative contributions of Stage II and Shorebreak to the combined enterprise. This determination was supported by the Board's valuation of Shorebreak at approximately $2.5 million, payable in Control Shares valued at $ 5/8 per share, representing the last sale price of the SA Common Stock on September 3, 1997 (the "Control Share Exchange Value"). The chronology of events leading to this determination is set forth below under the caption "Method of Determining Consideration for the Transactions." The Control Shares will represent two-thirds of the SA Common Stock to be outstanding after giving effect to the Repurchase. See "The Repurchase Agreement" below.

     The obligation of Stage II to issue the Control Shares in payment for the Shorebreak Shares is subject to a number of conditions, including (i) absence of any breach of the covenants or the representations and warranties of Shorebreak and the Shorebreak Shareholders in the Purchase Agreement, (ii) satisfactory completion of the Company's due diligence review by the fifth business day after delivery of all disclosure schedules to the Purchase Agreement, (iii) completion of Shorebreak's physical inventory, (iv) receipt of the Fairness Opinion and approval of the Proposal by the requisite vote of the Company's shareholders,
(v) receipt of the Options by the Principal Shareholders, (vi) replacement of the Company's existing credit facility (the "Existing Credit Facility") with a new credit facility (the "New Credit Facility") to be arranged by the Shorebreak Shareholders with interest rates and fees no less favorable to the Company than the Existing Facility and with adequate credit availability to fund the Company's financing requirements based on the Shorebreak Shareholders' business plan for the Company, (vii) receipt by Jack Clark and Robert Plotkin of releases form their guarantees of the Company's indebtedness under the Existing Credit Facility, (viii) execution of the JC Employment by Jack Clark and (ix) absence of any legal or regulatory impediment to the Transactions.

     The obligation of the Shorebreak Shareholders to sell the Shorebreak Shares to the Company is also subject various conditions, including (i) absence of any breach of the Company's covenants or representations and warranties in the Purchase Agreement, (ii) satisfactory completion of Shorebreak's due diligence review by the fifth business day after delivery of all disclosure schedules to the Purchase Agreement, (iii) completion of the Company's physical inventory,
(iv) timely mailing of this Proxy Statement at least ten days prior to the Closing and the related completion of the Board Reconstitution, (v) execution of the Repurchase Agreement and completion of the Repurchase, (vi) receipt of the Fairness Opinion and approval of the Proposal by the requisite vote of the Company's shareholders, (vii) approval by the AMEX of the Company's additional listing application for the Control Shares and (viii) absence of any legal or regulatory impediment to the Transactions.

     The Purchase Agreement also provides for a number of covenants by the Company and Shorebreak, including (i) conduct of its business in the ordinary course prior to the Closing, (ii) timely mailing of this Proxy Statement at least ten days prior to the Closing, (iii) completion of mutually acceptable arrangements (in addition to the JC Employment Agreement) for the continued employment of the Company's senior executive officers and (iv) indemnities against losses arising from any breach of the parties' covenants or representations and warranties in the Purchase Agreement. Each party's indemnification obligation is subject to a minimum threshold of $50,000 and a maximum exposure of $2.5 million.

     In addition, although the Board's approval of the Transactions has the effect of waiving certain protections against business combinations with interested stockholders under the Company's certificate of incorporation and the New York Business Corporation Law, the Shorebreak Shareholders have agreed (the "Shorebreak Standstill") they will not vote their Control Shares or take any action as directors of the Company to approve a merger or consolidation of Stage II with, or a sale of all or substantially all the assets of Stage II to any affiliate of the Shorebreak Shareholders (other than a merger or consolidation of the Company with one of its subsidiaries that does not have the effect of increasing the percentage ownership of the

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

Shorebreak Shareholders in the surviving corporation) unless (i) the effective consideration per share of SA Common Stock to be received by other holders of SA Common Stock in the transaction complies in all material respects with any applicable requirements of New York law regarding the fairness of transactions between a corporation and a controlling stockholder and (ii) if the transaction is consummated within three years after the Closing, the consideration to be received in the transaction on an equivalent per share basis has a value that is not less than $1.00 per share of SA Common Stock or the transaction is approved by holders (other than the Shorebreak Shareholders and their affiliates) of SA Common Stock representing a majority of the SA Common Stock (other than shares held by the Shorebreak Shareholders and their affiliates) voted on the transaction.

THE REPURCHASE AGREEMENT

     Under the terms of the Repurchase Agreement, in exchange for the Options and the release of Jack Clark and Robert Plotkin from personal guarantees of the Company's indebtedness under the Existing Credit Facility, the Principal Shareholders will relinquish their existing financial stake in the Company aggregating 1.9 million shares of SA Common Stock (the "Repurchased Shares"). The Repurchased Shares represent a 53% ownership interest in the Company based on 3,903,267 shares currently outstanding. The Company will repurchase the Repurchased Shares in the following amounts:

                                                                         NUMBER OF
                                                                        REPURCHASED
                         NAME OF PRINCIPAL SHAREHOLDER                    SHARES
          ------------------------------------------------------------  -----------
          Jack Clark..................................................   1,225,000
          Robert Plotkin..............................................     500,000
          Steven R. Clark.............................................     175,000

     The Options to be issued in exchange for the Repurchased Shares will be allocated among three series (each, an "Option Series"), entitling the Principal Shareholders to purchase a total of 1.5 million shares of SA Common Stock as follows:

            SHARES            VESTING
            SUBJECT         DATE--YEARS          EXERCISE        EXPIRATION DATE-
SERIES     TO OPTION       AFTER CLOSING           PRICE        YEARS AFTER CLOSING
------     ---------     ------------------     -----------     -------------------
  A        500,000           One                $   .50             Five
  B        500,000           Two                   1.00             Six
  C        500,000          Three               1.50 - 1.75(1)     Seven

---------------
(1) The exercise price of the Series C Options issued to Robert Plotkin and Steven R. Clark will be $1.50, and the exercise price of the Series C Options issued to Jack Clark will be $1.75.

     The Options of each Option Series will be allocated among the Principal Shareholders as follows:

                                                                      OPTION SHARES
                                                                       SUBJECT TO
                                                                       EACH OPTION
                        NAME OF PRINCIPAL SHAREHOLDER                    SERIES
          ----------------------------------------------------------  -------------
          Jack Clark................................................     365,000
          Robert Plotkin............................................     105,000
          Steven R. Clark...........................................      30,000

     The Repurchase Agreement also provides for two separate indemnities by the Principal Shareholders in favor of the Shorebreak Shareholders. Under the first indemnity, if the Company sustains losses covered by its indemnification under the Purchase Agreement ("Company Losses"), the Company Losses will be subject to recoupment, to the extent herein set forth in the Repurchase Agreement, by the cancellation of a portion of the Options (the "Cancellable Options"). The Cancellable Options will be limited to Options of each Option Series issued to Jack Clark, Robert Plotkin and Steven Clark to purchase 36,500 Option Shares, 10,500 Option Shares and 3,000 Option Shares, respectively. For purposes of determining the number of Cancellable

Options subject to cancellation under this provision, the value of each Cancellable Option to be applied against the Company Losses will be the difference between the exercise price thereof and the closing price of the SA Common Stock on the date the Company Losses are sustained.

     Under the second indemnity provided in the Repurchase Agreement, if the Company sustains litigation judgments or settlement costs (collectively, "Litigation Losses") arising from its pending disputes with Henry Weiner, a former employee, and Unique Sports Generation, Inc., a party to a distribution arrangement for NBA and NFL licensed apparel (the "Disputes"), the Principal Shareholders have agreed to reimburse the Company on demand for any Litigation Losses in the range between $100,000 and $300,000.

JC EMPLOYMENT AGREEMENT

     The JC Employment Agreement provides for Jack Clark to terminate his existing employment agreement and his buy-sell agreement with the Company at the Closing and continue his employment with in a transitional role as Consulting Executive for a term of one year, subject to extension for an additional year at the Company's election, at an annual salary of $100,000. Mr. Clark expects to work closely with the Shorebreak management team to share his expertise and assist in the transition contemplated by the Management Realignment. See "Certain Transactions."

BOARD RECONSTITUTION

     As contemplated by the Purchase Agreement, this Proxy Statement includes the information required by Schedule 14F in accordance with Rule 14f-1 under the Exchange Act in connection with the Board Reconstitution. The Company has been advised by Shorebreak that the Shorebreak Designees are Robert Greenberg, the founder of LA Gear, and Richard Siskind, Jon Siskind and Beverly Roseman, who are Shorebreak Shareholders and officers and directors of Shorebreak. A biography of each Shorebreak Designee is included in this Proxy Statement under the caption "Officers and Directors of Shorebreak and the Shorebreak Designees." After the Closing, the Board will continue to have at least two independent directors and an audit committee comprised of a majority of independent directors in accordance with the listing requirements of the AMEX.

MANAGEMENT REALIGNMENT

     The Purchase Agreement contemplated that Shorebreak's senior management will be added to the Company's senior management at the Closing (the "Management Realignment"). Richard Siskind will join the Company as chief executive officer, and Douglas Tudor will be employed as the Company's president. Mr. Siskind is the principal shareholder and chief executive officer of Shorebreak as well as several other companies engaged in various segments of the apparel industry, in which he has over 30 years' experience. Douglas Tudor is a Shorebreak Shareholder and the president of Shorebreak, with over 17 years' experience in the apparel industry. See "Officers and Directors of Shorebreak and the Shorebreak Designees." The Board believes the experience, industry contacts and successful track records of these executives will position the Company to complete the turnaround started by current management. See "Advantages of the Transactions" below.

METHODS OF DETERMINING CONSIDERATION FOR THE TRANSACTIONS

     General. In determining the number of Control Shares to be issued by the Company in consideration for the Shorebreak Shares, the Board evaluated the relative contributions of Stage II and Shorebreak to the value of the combined enterprise. This methodology resulted in the determination to issue a number of Control Shares that will represent two-thirds of the outstanding SA Common Stock after giving effect to the Repurchase. The Board also reached a comparable result in arriving at a fair market valuation in the range of $2.5 million for Shorebreak and a Control Share Exchange Value of $ 5/8 for the SA Common Stock . The basis for these determinations are discussed separately below.

     Enterprise Valuation. In analyzing the relative contributions of Stage II and Shorebreak to the combined enterprise, the Board considered Shorebreak's prospective contributions to Stage II in terms of both financial and managerial contributions. See "Advantages of the Transactions" below. Although Shorebreak has only been in business since February 1, 1997, it recorded net sales of $3.7 million and cash flows of $ million through September 30, 1997. See "Management's Discussion and Analysis of Financial Position and Results of Operations of Shorebreak." The Board evaluated this financial performance not only in an historical perspective but also as an indication of potential future results as Shorebreak endeavors to build on its initial product lines and customer base. Based on this analysis and its assessment of the Company's future performance and prospects in the absence of the Transactions or a comparable strategic combination, the Board determined that the relative contributions of Shorebreak and the Company to the value of the combined enterprise contemplated by the Transactions were approximately two-thirds and one-third, respectively.

     The Board concluded on the basis of these relative valuations that the Shorebreak Shareholders should receive Control Shares representing two-thirds of the SA Common Stock to be outstanding after giving effect to the Repurchase. With 2,004,327 shares of SA Common Stock to be outstanding after giving effect to the Repurchase, this valuation methodology resulted in the determination to issue 4,008,654 Control Shares in consideration for the Shorebreak Shares. This will result in a total of 6,012,981 outstanding shares of SA Common Stock immediately after the Closing, of which two-thirds will be held by the Shorebreak Shareholders.

     Fair Market Valuation. As an alternative methodology for determining the appropriate number of Control Shares to be issued in the Transactions, the Board analyzed the fair market value of Shorebreak to the Company. In the course of this analysis, the Board considered Shorebreak's financial performance as well as the value of its apparel licenses and customer base. During the period from the inception of Shorebreak in February 1997 through September 30, 1997, Shorebreak recorded net income of $232,000 on net sales of $3.7 million, with shareholders' equity of $234,000 at September 30, 1997. See "Management's Discussion and Analysis of Financial Position and Results of Operations of Shorebreak." Because of the perceived growth potential inherent in Shorebreak's business plan, the Board considered that growth potential a more significant indication of value than historical shareholders' equity. The Board determined that Shorebreak's growth potential supported a valuation of $2.5 million for the Shorebreak Shares. By multiplying that valuation by the Control Share Exchange Price of $ 5/8, or 4 million shares of SA Common Stock, the Board concluded that the comparability of this result confirmed the Control Share determination under its enterprise valuation.

     Determination of Control Share Exchange Price. In connection with its fair market valuation of Shorebreak, the Board considered that the SA Common Stock had traded in a range between $ 1/2 and $ 3/4 during August 1997, with limited trading volume, and determined to establish the Control Share Exchange Price for purposes of that valuation at the SA Common Stock closing price of $ 5/8 on September 3, 1997, the day before Stage II entered into a letter of intent for the Competing Proposal. See "Background of the Transactions -- Efforts to Identify a Strategic Combination." The Board also considered the fact that after that date the trading prices for the SA Common increased steadily through September 18, 1997, the signing date for the Letter of Intent, closing at $1 5/8 on that date. Although no information about the discussions leading to the Competing Proposal or the Letter of Intent for the Transactions was disclosed to any third parties by officers or other representatives of the Company or Shorebreak, the parties attributed the increase in trading prices for the SA Common Stock to third party market rumors and discounted the increases accordingly. Because the Company's prospects and market value in the absence of either of these transactions could be expected to have remained at the same depressed level that generated the August and early September 1997 trading prices, the Board concluded that the September 3, 1997 closing price of $ 5/8 would be an appropriate exchange value of the SA Common Stock in the Transaction.

     In determining the Control Share Exchange Price, the Board considered that although the shareholders' equity of the Company at September 30, 1997 was $12.1 million or $2.89 per share, its book value would likely be substantially reduced in the absence of the Transactions as a result of ongoing losses and writedowns of goodwill and other non-current assets relating to prior acquisitions. In addition to the anticipated erosion of the Company's historical book values in the absence of the Transactions, the accounting treatment of the Transactions is expected to create a reduction of shareholders' equity to approximately $4.1 million or $.67 per share on a pro forma basis as of September 30, 1997. See "Selected Historical and Pro Forma Financial Data of State II."

BENEFITS OF THE TRANSACTIONS

     General. The Board believes that the Transactions will provide a number of benefits to the Company. These perceived benefits are discussed below.

     The Repurchase and Options. The Repurchase reflects the determination by the Board and the Principal Shareholders that the Transactions, including the addition of new management team from Shorebreak in connection with the Management Realignment, represents the Company's best opportunity to achieve a turnaround following several years of poor operating performance, weakening financial condition and depressed market valuations. In addition, the Options issuable to the Principal Shareholders in exchange for the Repurchased Shares will enable them to rebuild part of their relinquished stake in the Company and benefit by the Transactions only to the extent the Company's anticipated turnaround is accomplished, thereby aligning their interests with the Company's Public Shareholders.

     New Credit Facility. As part of Shorebreak's obligation to obtain releases from the Principal Shareholders' guarantees to the Company's factor, Stage II is expected to obtain a New Credit Facility to be arranged by the Shorebreak Shareholders. See "The Purchase Agreement" above. The New Credit Facility is expected to provide increased financial flexibility to the Company.

     Shorebreak Mission Statement. In evaluating the Transactions, the Board relied on a business plan developed by Shorebreak for continuing the Company's efforts to achieve a return to profitability (the "Mission Statement"). The Mission Statement includes the following measures intended to achieve increased products sales and profit margins as well as reductions in overhead as part of this strategy:

     - Increasing Sales. The new management team to be added as part of the Management Realignment will refocus on sales by division or brand name rather than continue the Company's existing approach in which its sales personnel are responsible for all product lines. This structure, together with a greater emphasis on performance based compensation, is expected to promote increased sales through more highly motivated sales staff with a deeper knowledge of each product line and targeted customer base.

     - Increasing Profit Margins. An effort will be made to increase profit margins on all sales through reductions in manufacturing inefficiencies and greater control of inventories, thereby lowering the cost of sales and creating faster inventory turn with a view to avoiding unnecessary markdowns.

     - Administrative Efficiencies. The Company will continue the cost cutting efforts undertaken by existing management, but on a more aggressive basis where appropriate, with a view to maintaining overhead costs in line with sales.

     - Reductions in Fixed Overhead. Stage II currently rents and occupies 10,800 square feet of showroom and executive office space in the Empire State Building in New York City. An effort will be made to reorganize this space for more efficient use so that part of the space can be sublet to offset a portion of the rent.

     - Financial Controls. The new management team will seek to implement more stringent financial controls with a view to reducing factoring charges and debt levels. The Company will also focus more aggressively on collection of accounts receivable and on the management of returns and allowances.

     - Financial Resources. In structuring the new credit facility to be arranged in connection with the Transactions, the Shorebreak Shareholders will seek to ensure adequate financial support for Stage II on favorable terms.

     - Management Costs and Efficiencies. The new management team will strive to keep the Company's cost of management below currents ratios as a percentage of sales and increase organizational efficiencies through the Management Realignment. See "The Transaction -- Management Realignment."

OPINION OF CHAPMAN SPIRA

     The following discussion is based on Chapman Spira's analysis of the Transactions as of the date of this preliminary Proxy Statement. Although Chapman Spira has advised the Company that nothing has come to its attention as of the date hereof that would limit its ability to render the Fairness Opinion and make the supporting statements set forth herein as of the anticipated date of the definitive Proxy Statement, the discussion is subject to the completion of diligence procedures by Chapman Spira.

     Chapman Spira was engaged by the Company to render an opinion with respect to the fairness, from a financial point of view, of the Transactions to the Company and its Public Shareholders. Chapman Spira has advised the Company that it expects to deliver to the Board its written opinion that, as of the date of this Proxy Statement, based on the considerations and subject to the assumptions and limitations stated in its opinion, the Transactions are fair, from a financial point of view, to Stage II and its Public Shareholders. No limitations were imposed by the Board upon Chapman Spira with respect to the investigations made or the procedures to be followed by it in rendering its opinion.

     THE FULL TEXT OF THE OPINION OF CHAPMAN SPIRA DATED THE DATE HEREOF, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX A TO THIS PROXY STATEMENT. SHAREHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY. CHAPMAN SPIRA'S OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE TRANSACTIONS TO THE SHAREHOLDERS OF STAGE II FROM A FINANCIAL POINT OF VIEW AND DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION TO EFFECT THE TRANSACTIONS OR CONSTITUTE A RECOMMENDATION ON HOW HOLDERS OF SA COMMON STOCK SHOULD VOTE. THE SUMMARY OF THE OPINION OF CHAPMAN SPIRA SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

     In arriving at its opinion, Chapman Spira (i) reviewed the Transaction Agreements and this Proxy Statement, (ii) reviewed the Company's Annual Reports on Form 10-K for the fiscal years ended December 31, 1994 through 1996 and its Quarterly Reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 1997, (iii) met with certain members of the senior management of the Company to discuss its operations, historical financial statements, business plan and future business prospects, including its financing requirements and availability as well as the outlook for the Company in the absence of the Transactions, (iv) reviewed historical trading prices and volumes of the SA Common Stock, (v) compared the financial performance of the Company and the prices and trading activity of the SA Common Stock with that of other publicly traded companies that it deemed generally comparable to the Company, (vi) reviewed certain operating and financial information about Shorebreak, including its unaudited financial statements for the period from its inception in February 1997 through September 30, 1997, (vii) met with certain members of the senior management of Shorebreak to discuss its operations, historical financial statements, business plan and future business prospects, (viii) analyzed the pro forma impact of the Transactions and (ix) conducted other studies, analysis, inquiries and investigations that it deemed appropriate. Chapman Spira did not solicit potential purchasers of Stage II.

     In the course of its review, Chapman Spira relied upon and assumed the accuracy and completeness of the financial and other information provided by the Company and Shorebreak. Chapman Spira has not assumed any responsibility for independent verification of the information provided and has further relied upon the assurances of the Company's management that it is unaware of any facts that would make the information provided incomplete or misleading. Chapman Spira considered a variety of factors that could affect the achievability of the business plan for Stage II prepared by the Shorebreak Shareholders and considered such alternative scenarios as it deemed appropriate. In arriving at its opinion, Chapman Spira has not performed any independent appraisal of the assets of Stage II or Shorebreak. Chapman Spira's opinion is necessarily based on economic, market and other conditions, and the information made available to it, as of the date of this Proxy Statement.

     Outlook for the Company. Chapman Spira noted that during the last three years and the first nine months of 1997, the Company's operating performance, financial position and market value have deteriorated. Chapman Spira also analyzed the current capital structure of Stage II and reviewed its Existing Credit Facility and related debt amortization requirements. Chapman Spira considered that, in the absence of the Transactions, the Company's net sales from its reduced product lines may continue to be inadequate to profitably support its costs of sales, fixed overhead and debt service requirements. Chapman Spira also considered that, in the absence of the Transactions, the Company would expect to seek strategic alternatives that could include a sale or liquidation of the Company under circumstances that might not support favorable valuations as a going concern.

     Exchange Ratio Analysis. In assessing the fairness of the Transactions to the Public Shareholders of Stage II, Chapman Spira performed exchange ratio analyses consisting of an enterprise valuation analysis based on market multiples of companies it considered comparable to the Company and Shorebreak and a historical market equity valuation analysis. In each of these analyses, Chapman Spira evaluated the implied relative contributions being made to the combined enterprise by the Company and by Shorebreak and compared those contributions the exchange ratio for the Transactions.

     Enterprise Valuation Analysis. In performing an analysis of the relative contributions of the Company and Shorebreak to the combined enterprise, Chapman Spira evaluated implied relative contributions based on public market multiples of (i) projected earnings before interest, taxes, depreciation and amortization ("EBITDA") and cash flows. In this analysis, Chapman Spira assumed that the Company would have available financing to support its manufacturing orders for 1998 despite pressures currently being experienced by Stage II in connection with the Existing Credit Facility.

     In deriving public market multiples, Chapman Spira reviewed valuation multiples for apparel companies with small market capitalizations it considered comparable to Stage II ("Comparable Companies") based on similarities in operating strategies and product mix. Although Shorebreak is privately held, the same market multiples were used for the Company and Shorebreak based on similarities in their product mix and customer bases. Multiples applied to projected 1997 results were imputed from market multiples of 1996 and 1995 results for the Comparable Companies. Based on public market multiples derived from a review of the Comparable Companies and certain balance sheet adjustments when appropriate, Chapman Spira estimated that the implied relative contributions of the Company and Shorebreak to the combined enterprise would be
     % and      %, respectively, based on projected 1997 EBITDA and      % and
     %, respectively, based on projected 1997 cash flows.

HISTORICAL MARKET EQUITY VALUATION ANALYSIS.
  [To be developed]

     Conclusion. In arriving at its opinion, Chapman Spira performed certain financial analyses, the material portions of which are summarized above. The summary set forth above does not purport to be a complete description of Chapman Spira's analyses. Chapman Spira believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses could create an incomplete view of the process underlying the analyses set forth in the opinion. In performing its analyses, Chapman Spira made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Stage II and Shorebreak. The values specified in Chapman Spira's analyses do not purport to be indicative of future trading values of the SA Common Stock, which may be significantly more or less than the amounts set forth in Chapman Spira's analyses. Actual values will depend upon several factors, including events affecting the Company's industry, general economic, market and interest rate conditions and other factors that generally influence the price of securities.

     Chapman Spira is an internationally recognized investment banking firm and regularly engages in the evaluation of businesses and their securities in connection with mergers and acquisitions and for other purposes. The Board selected Chapman Spira to render an opinion with respect to the fairness, from a financial point of view, of the Transactions to the Company and its Public Shareholders on the basis of Chapman Spira's reputation and its familiarity with the apparel industry. In the course of its business, Chapman Spira may actively trade the securities of Stage II for its own account and for the accounts of customers. Accordingly, Chapman Spira may at any time hold a long or short position in those securities.

     Fees Paid to Chapman Spira. As compensation for its services, Chapman Spira has received a fee of $10,000 and will receive an additional fee of $10,000 payable upon publication of its opinion in this Proxy

Statement. The Company has also agreed to reimburse Chapman Spira for its out-of-pocket expenses in performing its engagement. The Company has agreed to indemnify Chapman Spira and its affiliates, their respective directors, officers, partners, agents and employees and each person, if any, controlling Chapman Spira or any of its affiliates against certain liabilities, including certain liabilities under the federal securities laws, relating to or arising out of its engagement.

FAIRNESS TO INVESTORS

     The Board believes that the Transactions are in the best interests of the Company and are fair to the Public Shareholders in all respects, including financial, timing and procedural considerations. The Board considered the factors discussed below in reaching this conclusion.

     Advantages of Transactions Compared to Alternatives. The Transactions are expected to provide benefits to the Company and the Public Shareholders that would be unavailable from the potential alternatives to the Transactions. See "Benefits of the Transactions" above. In the absence of the Transactions, the Company's net sales from its reduced product lines may continue to be inadequate to generate profits in view of its overhead structure and debt service requirements. Although the Company would expect to seek strategic alternatives in the absence of the Transactions, those alternatives could be limited to a sale or liquidation at potentially unfavorable valuations. The Board also believes that, while a sale and liquidation of Stage II could provide an immediate cash return to shareholders and avoid the risks associated with any acquisition, the Transactions may provide the Public Shareholders with greater market values for their SA Common Stock than they would likely receive from a sale and liquidation.

     Valuation Methodologies. The Board views the Transactions as a combination of two enterprises and therefore analyzed relative contributions to the combined enterprise in negotiating the number of Control Shares to be issued to the Shorebreak Shareholders in exchange for the Shorebreak Shares. In the absence of a public trading market to establish the value of the Shorebreak Shares, the Board believes its valuation methodologies produced a result that is fair to both the Company and the Shorebreak Shareholders.

     The Shorebreak Standstill. The Board considers the Shorebreak Standstill an important protection for the Public Shareholders by ensuring that the consideration offered to them in any merger or similar transaction during the next three years will not be less than $1.00 per share of SA Common Stock. See "The Purchase Agreement" above.

RECOMMENDATION OF THE BOARD

     The Board has unanimously determination that the Transactions are in the best interests of the Company and the terms of the Transactions are fair to the Company and the Public Shareholders. Based on this determination, the Board unanimously approved the Transaction Agreements and recommends that the shareholders vote "FOR" the Proposal. In making its recommendation, the Board concluded that the Transactions will provide the benefits summarized above under the caption "Benefits of the Transactions." Its recommendation is also based in part on the Fairness Opinion expected to be received from Chapman Spira.

                            SOLICITATION OF PROXIES

SHAREHOLDER APPROVAL OF THE PROPOSAL

     Completion of the Transactions does not require approval by the Company's shareholders under federal or state law or the Company's certificate of incorporation. Shareholder approval of the Proposal is being solicited because the Exchange Shares will represent two-thirds of the outstanding CA Common Stock upon completion of the Transactions, and the applicable AMEX listing rules require approval from a listed company's shareholders for any stock issuance involving more than 20% of the company's outstanding capital stock.

SPECIAL MEETING

     The Board is soliciting the votes of the Company's shareholders to approve the Proposal at the Special Meeting. The Special Meeting will be held in the offices of Stage II located on the 9th Floor of the Empire State Building, 350 Fifth Avenue, New York, New York at 9:00 a.m., EST, on Wednesday, December 31, 1997. In accordance with the bylaws of Stage II, if the Special Meeting is adjourned for any reason, the time and place of the adjourned meeting will be announced at the Special Meeting but, unless the adjournment exceeds 30 days, no notice of the adjourned meeting will be given, no new record date will be fixed, and proxies will not be resolicited.

SHAREHOLDERS ENTITLED TO VOTE

     Shareholders of record as of the close of business on December 19, 1997 are entitled to notice of and to vote at the Special Meeting. As of that date, the Company had outstanding 3,904,327 shares of SA Common Stock. Each share of SA Common Stock is entitled to one vote. The Company's bylaws provide that a majority of the outstanding shares entitled to vote, represented in person or by proxy, constitute a quorum at the meeting.

VOTING

     Approval of the Proposal will require the affirmative vote of the holders of a majority of the outstanding shares of SA Common Stock. Approximately 55% of the outstanding SA Common Stock is currently held by officers and directors of Stage II. See "Principal Shareholders of Stage II." The Company's officers and directors have indicated that they intend to vote their shares of SA Common Stock for the approval of the Proposal. Accordingly, approval of the Proposal is assured.

     AMEX rules for the voting of securities held in street or nominee name generally require member brokers to receive specific instructions from the beneficial owners to vote on matters such as the Proposal. If a member broker indicates on its proxy that it does not have discretionary authority or specific instructions to vote certain shares on the Proposal, those shares will not be considered as present and entitled to vote at the Special Meeting. Shares represented by proxies that reflect abstentions will be treated as present and entitled to vote for purposes of determining the presence of a quorum. In determining voting results, an abstention is treated as a share present and entitled to vote on the approval of the Proposal, but is counted as neither "FOR" nor "AGAINST." Therefore, an abstention has the same effect as a negative vote on the approval of the Proposal.

PROXIES

     All properly executed proxies received prior to the Special Meeting will be voted in accordance with the instructions marked on the proxy cards. If no instructions are made, the shares will be voted "FOR" the approval of the Proposal. In accordance with the Company's bylaws, no other business may be presented for consideration at the Special Meeting. A shareholder giving a proxy may revoke it at any time by giving written notice to the Secretary of the Company before it is voted, by executing a proxy bearing a later date or by attending the Special Meeting and voting in person.

MAILING OF PROXY MATERIALS

     This Proxy Statement and related proxy card are being mailed to shareholders on or about December 22, 1997. Upon request, additional proxy materials will be furnished without cost to brokers and other nominees for forwarding to beneficial owners of shares held in their names. In addition to the use of the mails, proxies may be solicited by directors, officers and employees of the Company, without additional compensation, by personal interview, telephone or otherwise. All costs of the solicitation will be borne by the Company.

         PRICE RANGE OF SA COMMON STOCK AND RELATED SHAREHOLDER MATTERS

TRADING MARKET

     The SA Common Stock is listed for trading on the AMEX under the symbol SA. The following table sets forth, for the periods indicated, the high and low sales prices for the SA Common Stock as reported on the AMEX.

                                                                      MARKET PRICES
                                                                    -----------------
                                                                    HIGH         LOW
                                                                    ----         ----
        1995:
        First quarter...........................................    $  4 5/8     $  3 5/8
        Second quarter..........................................       4            2 7/8
        Third quarter...........................................       3 1/2        2 1/2
        Fourth quarter..........................................       31/16        2 1/2

        1996:

        First quarter...........................................    $  4 1/8     $  2 3/16
        Second quarter..........................................       3 7/8        2 3/4
        Third quarter...........................................       3 1/8        2 3/4
        Fourth quarter..........................................       3            1 7/8

        1997:

        First quarter...........................................    $  2 1/8     $  17/16
        Second quarter..........................................       1 7/8        15/16
        Third quarter...........................................       3              1/2
        Fourth Quarter (through December 11, 1997)..............       21/16          7/8

SECURITY HOLDERS

     As of November 30, 1997, there were 127 holders of record of the SA Common Stock. Stage II estimates that there are at least 900 beneficial owners of its SA Common Stock.

DIVIDENDS

     Stage II paid four quarterly dividends of $.03 per share in 1994. The Company did not pay any dividends during 1996 or 1995 and does not expect to consider reinstituting dividend payments in the foreseeable future.

          SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA OF STAGE II

HISTORICAL INFORMATION

     The following tables presents selected historical and pro forma financial data of Stage II. The historical financial information at and for the year ended December 31 in each of the five years through 1996 is derived from the audited financial statements of the Company. The historical financial information at and for the nine months ended September 30, 1997 and 1996 is derived from the unaudited financial statements of Stage II and, in its opinion, includes all adjustments (consisting only of normal recurring accruals and adjustments) necessary for a fair presentation of the financial information for those periods. The selected financial data for each of the three years ended December 31, 1995 has been restated to account for the operations of Woody Sports Apparel, Inc., the Company's former majority owned Canadian subsidiary ("Woody Sports"), as discontinued operations in view of the Company's decision to dispose of its interest in Woody Sports. For each of the three years through December 31, 1996 and the nine months ended September 30, 1997 and 1996, the following financial information should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations of Stage II as well as the Consolidated Financial Statements of the Company and related Notes included at the end of this Proxy Statement.

PRO FORMA INFORMATION

     The pro forma financial information presented below gives effect to the Transactions as if they occurred on January 1, 1997. The pro forma financial information is unaudited and should be read in conjunction with the Unaudited Pro Forma Financial Statements of Stage II and the related Notes thereto presented at the end of this Proxy Statement. The pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of either future financial performance or actual results of operations. Although the Transactions are ultimately expected to result in a reduction of selling, general and administrative expenses, no pro forma adjustments have been reflected because the Company has not completed specific cost reduction plans.

ACCOUNTING TREATMENT OF THE TRANSACTIONS

     As a result of the Shorebreak Shareholders' proposed ownership of two-thirds of the SA Common Stock to be outstanding upon completion of the Transactions after accounting for the Repurchase, the parties expect to account for the Transactions under paragraph 70 of APB 16 as a reverse acquisition of the Company by Shorebreak. In accordance with APB 16, the Company's consolidated assets and liabilities will be recorded after completion of the Transactions at their fair values. Under this accounting treatment, the Board's valuation of $2.5 million for Shorebreak in the Transactions will result in a consolidated shareholders' equity of $4.1 million based on Shorebreak's two-thirds interest in the combined enterprise (the "Enterprise Value"). APB 16 will require a writedown of the Company's non-current assets and its property, plant and equipment to the extent that the net fair value of its assets and liabilities exceeds the Enterprise Value.

                    STAGE II APPAREL CORP. AND SUBSIDIARIES
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                           NINE MONTHS ENDED
                                             SEPTEMBER 30,                             YEAR ENDED DECEMBER 31,
                                   ----------------------------------    ----------------------------------------------------
                                     1997         1997         1996        1996       1995       1994       1993       1992
                                   ---------   -----------    -------    --------    -------    -------    -------    -------
                                   PRO FORMA   (UNAUDITED)
INCOME STATEMENT DATA:
Net sales.........................  $15,870      $12,133      $24,527    $533,428    $60,177    $59,560    $59,574    $75,524
Cost of goods sold................   12,795        9,861       19,943      28,016     48,357     46,778     46,270     56,893
                                    -------      -------      -------    --------    -------    -------    -------    -------
Gross profit......................    3,075        2,272        4,584       5,412     11,820     12,782     13,304     18,631
Commission and other income.......      513          513          715         678      1,599        853      1,180      1,255
                                    -------      -------      -------    --------    -------    -------    -------    -------
                                      3,588        2,785        5,299       6,090     13,419     13,635     14,484     19,886
Selling, general and
  administrative expenses.........    4,840        4,859        7,167       9,195     13,341     13,059     12,201     15,046
Impairment of prepaid salary and
  non-compete.....................       --           --           --         512         --         --         --         --
Provision (benefit) for litigation
  cost............................       --           --           --         (13)       577         --         --         --
                                    -------      -------      -------    --------    -------    -------    -------    -------
Operating profit (loss)...........   (1,252)      (2,074)      (1,868)     (3,604)      (499)       576      2,283      4,840
Interest, net.....................      551          468        1,303       1,588      2,421      1,818        829      1,292
Loss on sale of securities........     (285)        (285)          --          --         --         --         --         --
                                    -------      -------      -------    --------    -------    -------    -------    -------
Income (loss) before income
  taxes...........................   (2,089)      (2,827)      (3,171)     (5,192)    (2,920)    (1,242)     1,454      3,548
Provision (benefit) for income
  taxes...........................       14            9           55         (33)      (342)      (438)       629      1,331
                                    -------      -------      -------    --------    -------    -------    -------    -------
Income (loss) before extraordinary
  item from continuing
  operations......................   (2,103)      (2,818)       3,116)     (5,159)    (2,578)      (804)       825      2,217
Extraordinary item -- gain on
  extinguishment of debt..........      205          205           --          --         --         --         --         --
Discontinued operations:
Income (loss) from discontinued
  operations......................       --           --           --        (324)      (684)       (61)         8         --
Gain (loss) on disposal of
  discontinued subsidiary.........      290          290       (1,860)     (1,479)        --         --         --         --
                                    -------      -------      -------    --------    -------    -------    -------    -------
                                     (1,608)      (2,323)      (4,976)     (1,803)      (684)       (61)         8         --
Cumulative effect of accounting
  change..........................       --           --           --          --         --         --        401         --
                                    -------      -------      -------    --------    -------    -------    -------    -------
Net income (loss).................  $(1,608)      (2,323)      (4,976)   $ (6,962)   $(3,262)   $  (865)   $ 1,234    $ 2,217
                                    =======      =======      =======    ========    =======    =======    =======    =======
Net income (loss) per common
  share:
Income (loss) from continuing
  operations......................  $  (.35)     $  (.67)     $  (.74)   $  (1.23)   $  (.60)   $  (.19)   $   .20    $   .55
Extraordinary
  item -- extinguishment of
  debt............................      .04          .05           --          --         --         --         --         --
Gain (loss) from discontinued
  operations......................      .05          .07           --        (.43)      (.18)      (.02)        --         --
Cumulative effect of accounting
  change..........................       --           --           --          --         --         --        .10         --
                                    -------      -------      -------    --------    -------    -------    -------    -------
                                    $  (.36)     $  (.55)     $ (1.18)   $  (1.66)   $  (.78)   $  (.21)   $   .30    $   .55
                                    =======      =======      =======    ========    =======    =======    =======    =======
Dividends paid per common share...  $    --      $    --      $    --    $     --    $    --    $   .12    $   .12    $   .03
                                    =======      =======      =======    ========    =======    =======    =======    =======
Weighted average shares
  outstanding.....................    6,013        4,187        4,196       4,196      4,195      4,161      4,155      4,064
                                    =======      =======      =======    ========    =======    =======    =======    =======

                                            AS OF SEPTEMBER 30,                        AS OF DECEMBER 31,
                                          -----------------------    ------------------------------------------------------
                                            1997         1997         1996          1995       1994       1993       1992
                                          ---------   -----------    -------       -------    -------    -------    -------
                                          PRO FORMA   (UNAUDITED)
SUMMARY BALANCE SHEET DATA:
Total assets.............................  $11,764      $19,226      $25,809       $39,536    $41,126    $32,747    $33,742
Due to factor............................    5,197        5,197        7,174        11,658      9,630      2,149      2,443
Total liabilities........................    7,110        7,167       11,419        17,858     16,712      6,319      8,424
Shareholders' equity.....................    4,034       12,059       14,390        21,678     24,414     26,409     25,318
Book value per share.....................      .67         2.88         3.43          5.17       5.87       6.36       6.23

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL POSITION

                     AND RESULTS OF INFORMATION OF STATE II

GENERAL

     The Company designs and distributes an extensive range of men's and boy's casual apparel and activewear. The Company markets its apparel to mass merchandisers under nationally recognized brand names as well as proprietary and private labels. The Company's products are produced to its specifications by various independent manufacturers in the Far East, United States, Africa and Europe. Stage II also acts as purchasing agent for various major retailing customers.

     The Company has historically developed its product lines primarily through the acquisition of exclusive and non-exclusive license rights to nationally recognized brand names for sales of its apparel in the United States. In 1996, the Company streamlined its operations to focus on its most popular labels, relinquishing its license rights for four brand name lines, renewing its Spalding license and adding a new exclusive license for the Dunlop brand. Stage II has also increased its emphasis on proprietary and private label sales, including its own Timber Run label, and has entered into manufacturing arrangements with Unique Sports Generation ("Unique Sports") for NBA brand apparel. In April 1997, Stage II expanded its arrangements with Unique Sports to add NFL brand sportswear. The Company plans to relinquish its non-exclusive Spalding license in favor of an expanded program for its exclusive Dunlop lines and may discontinue its arrangements with Unique Sports in 1998.

     In general, the Company's established brand name apparel sells at a higher price and with greater gross profit margins than its comparable non-branded apparel. These advantages are partially offset by royalty and advertising expenses incurred in accordance with the Company's license agreements for its brand name apparel. These expenses are included in selling, general and administrative ("SG&A") expenses. The Company's net losses in 1996 and in the first half of 1997 were primarily caused by difficulties in reducing fixed SG&A costs, maintaining strong profit margins in the face of intensified competition and overall weakness in the retail apparel market. As part of its strategy for returning to profitability, in addition to consolidating its licensing arrangements, the Company has systematically reduced the scope of its operations to concentrate on its most successful products, eliminated highly promotional merchandise, trimmed SG&A expenses, added new commission sales personnel, realigned management to focus on its core product lines and expanded into more promising manufacturing agreements.

RECENT DEVELOPMENTS

     Discontinued Operations. In May 1996, the Company decided to explore alternatives for disposing of its interest in Woody Sports Apparel, Inc., a Canadian distributor of activewear in which Stage II acquired 80% of the common stock and all the preferred stock in 1993 for approximately $1.6 million. During the third quarter of 1996, the Company finalized its plan to liquidate the operations of Woody Sports and provided for a loss on disposal of $1.5 million, comprised of a provision of $326,000 for operating losses during the phase-out period and a non cash impairment charge of $1.1 million against goodwill of the subsidiary and .1 million against prepaid salaries. The Company's consolidated statements of operations for the quarter ended September 30, 1996 have been restated to account for the operations of Woody Sports as discontinued operations in view of the Company's decision to dispose of its interest in the subsidiary. The liquidation of Woody Sports was completed in the third quarter of 1997.

     Asset Impairment under FAS 121. In the first half of 1996, the Company implemented the Financial Accounting Standards Board's Statement No. 121, Accounting for the Impairment Long Lived Assets to be Disposed of ("FAS 121"). Under FAS 121, certain assets are required to be reviewed periodically for impairment whenever circumstances indicate their carrying amount exceed their fair value and may not be recoverable. In July 1996, as part of the plan of liquidation for Woody Sports, the Company took a noncash impairment charge of $1.2 million against the assets of the Canadian subsidiary. See "Discontinued Operations" above.

     Litigation Settlement. In April 1996, the Company and its Hong Kong subsidiary ("Stage II HK") commenced a lawsuit in the Supreme Court of the State of New York against Stuart Goldman, Townsley, Ltd. ("Townsley") and related parties to recoup damages incurred in connection with their October 1994 acquisition of substantially all the assets and related liabilities of Townsley, the purchase of all the capital stock of Townsley's Hong Kong subsidiary and the related employment and subsequent termination of Mr. Goldman as President of the Company and Stage II HK. In September 1996, Mr. Goldman and his co-defendants filed an answer denying Stage II's claims in the lawsuit and asserting various counterclaims. During September 1997, the parties agreed to settle the lawsuit for a payment from the Company of approximately $1.15 million, partially offset by the relinquishment of 292,135 shares of the Company's common stock issued as part of the purchase price for the Townsley assets. The settlement payments were completed by the Company in November 1997.

RESULTS OF OPERATIONS

     Seasonality. Stage II experiences some seasonal business fluctuations due primarily to seasonal buying patterns for its product mix of casual apparel and activewear. While sales of the Company's products are made throughout the year, the largest sales volume has historically occurred in the third quarter. The following table reflects these quarterly fluctuations, which have been restated to account for the operations of Woody Sports as discontinued operations and should not be construed as indicative of future net sales.

                              QUARTERLY NET SALES
                                 (IN THOUSANDS)

                                        FIRST       SECOND        THIRD       FOURTH
                                       QUARTER      QUARTER      QUARTER      QUARTER       TOTAL
                                       -------      -------      -------      -------      -------
1997.................................  $ 4,067      $ 2,348      $ 5,718      $    --      $    --
1996.................................    8,437        5,693       10,397        8,901       33,428
1995.................................   14,015       12,233       20,387       13,542       60,177
1994.................................   13,150       10,040       20,124       16,246       59,560

     The following tables present the Company's gross profit from continuing operations, income (loss) from continuing operations and income (loss) per share from continuing operations on a quarterly basis during the last three years.

               QUARTERLY GROSS PROFIT FROM CONTINUING OPERATIONS
                                 (IN THOUSANDS)

                                        FIRST       SECOND        THIRD       FOURTH
                                       QUARTER      QUARTER      QUARTER      QUARTER       TOTAL
                                       -------      -------      -------      -------      -------
1997.................................  $   677      $   300      $ 2,272      $    --      $    --
1996.................................    1,647          811        2,126          828        5,412
1995.................................    3,126        2,271        4,393        2,030       11,820
1994.................................    3,134        2,230        4,612        2,806       12,782

               QUARTERLY INCOME (LOSS) FROM CONTINUING OPERATIONS
                                 (IN THOUSANDS)

                                        FIRST       SECOND        THIRD       FOURTH
                                       QUARTER      QUARTER      QUARTER      QUARTER       TOTAL
                                       -------      -------      -------      -------      -------
1997.................................  $(1,068)     $(1,678)     $   (72)     $    --      $    --
1996.................................   (1,377)      (2,489)          12       (1,305)      (5,159)
1995.................................     (453)        (769)         464       (1,820)      (2,578)
1994.................................      (55)        (507)         304         (546)        (804)

          QUARTERLY INCOME (LOSS) PER SHARE FROM CONTINUING OPERATIONS

                                        FIRST       SECOND        THIRD       FOURTH
                                       QUARTER      QUARTER      QUARTER      QUARTER       TOTAL
                                       -------      -------      -------      -------      -------
1997.................................  $  (.26)     $  (.40)     $  (.02)     $    --      $    --
1996.................................     (.33)        (.59)         .00         (.31)       (1.23)
1995.................................     (.10)        (.18)         .11         (.43)        (.60)
1994.................................     (.02)        (.11)         .07         (.13)        (.19)

     Nine Months Ended September 30, 1997 and 1996. Net sales of $12.1 million for the first nine months of 1997 decreased by 50.5% from $24.5 million in the corresponding period last year. The decrease primarily reflects the termination of certain brand name apparel licenses in 1996 and a planned reduction in the scope of the Company's operations. Sales of replacement brand name and proprietary lines began to offset the decline in the third quarter of 1997.

     Cost of goods sold as a percentage of sales in the first nine months of 1997 and 1996 remained constant at 81.3%.

     SG&A expenses for the first nine months of 1997 decreased by 32.2% to $4.9 million compared to $7.2 million for the same period of 1996, primarily from a reduction in variable costs associated with lower sales volumes. SG&A expenses as a percentage of sales increased to 40.0% for the first nine months of 1997 compared to 29.2 % in the same period last year, reflecting a faster decline in sales than the Company's ability to reduce fixed SG&A expenses.

     Interest and factoring expenses decreased by $1.2 million or 64.2% for the first nine months of 1997 compared to the same period of 1996, reflecting a reduction of current debt.

     The Company realized a $205,000 gain from the extinguishment of debt relating to the Townsley settlement in the third quarter of 1997. "See Recent Developments -- Litigation Settlement."

     The Company recognized a loss from continuing operations of $2.6 million before income taxes in the first nine months of 1997, compared to a loss before taxes of $3.2 million for the corresponding period last year, reflecting the foregoing trends. The loss for the prior period included an impairment charge of $125,000 against the carrying value of prepaid salaries under FAS 121. See "Recent Developments -- Asset impairment under FAS 121" above. After accounting for the disposal of the Company's discontinued subsidiary, the loss was $.55 per share for the current period versus $1.18 per share for the first nine months of 1996.

     The results of operations for the nine months ended September 30, 1997 are not necessarily indicative of operating results to be expected for the full year.

     1996 Compared to 1995. Net sales from continuing operations of $33.4 million for 1996 decreased by 44.5% from $60.2 million in 1995. The decrease reflects intensified competition, consolidation and overall weakness in the retail apparel trade, the termination of certain brand name apparel licenses and a planned reduction in the scope of the Company's operations. Approximately $10.2 million or 38.1% of the sales decline was attributable to the relinquishment of four brand name apparel licenses in 1996. Sales of replacement brand name and proprietary lines are not expected to add significant revenues until the second half of 1997.

     Cost of goods sold as a percentage of sales increased to 83.8% in 1996 compared to 80.4% in 1995. The increase reflects lower gross profit margins primarily resulting from higher levels of promotional sales in response to the continuing weak retail trade and the sell off of discontinued lines.

     Commission and other income decreased by approximately $.9 million during 1996 compared to the prior year, reflecting a decline in the Company's sales agency business.

     SG&A expenses for 1996 decreased by 31.1% to $9.2 million compared to $13.3 million for 1995, primarily from a reduction in variable costs associated with lower sales volumes and a cost reduction plan adopted in the second quarter of the year as part of the Company's redirection of its business. SG&A expenses as a percentage of sales increased to 27.5% for 1996 compared to 22.2% in the prior year, reflecting a faster decline in sales than the Company's ability to reduce fixed SG&A expenses.

     During 1996, the Company recognized noncash impairment charges aggregating $512,000 for writeoffs of a former officer's prepaid salary and non-compete covenant. See "Recent Developments -- Asset Impairment under FAS 121" above. In addition, during 1995, Stage II recognized a provision of $577,000 for litigation costs relating primarily to performance adjustments for an acquisition completed by the Company in 1987.

     Interest and factoring expenses, net of interest income, aggregated $1.6 million or 4.8% of sales in 1996 compared to $2.4 million or 4.0% of sales in 1995, representing a decrease of $.8 million or 34.4%. The decrease reflects lower interest rates, reduced levels of borrowing and slightly higher levels of interest income.

     The Company recognized losses from continuing operations before income tax benefits in 1996 and 1995 aggregating $5.2 million and $2.9 million, respectively, reflecting the foregoing trends and, for 1996, noncash impairment charges aggregating $512,000 for writeoffs of a former officer's prepaid salary and a non-compete covenant. See "Recent Developments -- Asset Impairment under FAS 121" above. After accounting for losses of $324,000 and $765,000 from discontinued operations of Woody Sports in 1996 and 1995, respectively, and a charge of $1.5 million in 1996 for an estimated loss on disposal of the discontinued operations, the Company's net loss was $7.0 million or $1.66 per share in 1996 based on 4,196,000 average common shares outstanding compared to a net loss of $3.3 million or $.78 per share for 1995 based on 4,195,000 average common shares outstanding. See "Recent Developments--Discontinued Operations" above.

     1995 Compared to 1994. The Company's net sales from continuing operations of $60.2 million in 1995 increased by 1.0% compared to $59.6 million in the prior year. Net sales in both years was affected by the general downturn in the retail trade, the termination of certain licenses and the timing of product shipments.

     Cost of goods sold as a percentage of net sales increased to 80.4% during 1995 compared to 78.5% during 1994. The increase reflects lower gross profit margins primarily resulting from higher levels of promotional sales in 1995 in response to the weak retail climate.

     Commission and other income increased by approximately $.7 million during 1995 compared to the prior year, primarily reflecting increased volume of the Company's sales agency business.

     SG&A expenses of $13.3 million in 1995 increased by 2.2% from $13.1 million in the prior year. The relatively constant level of SG&A expenses reflects ongoing efforts to cut costs partially offset by costs associated with terminating several licenses in 1995.

     Interest and factoring expenses, net of interest income, aggregated $2.4 million in 1995, representing an increase of 33.2% compared to net interest and factoring expenses of $1.8 million in 1994. The increase was due to higher interest rates, increased levels of borrowing and lower levels of interest income.

     In 1995, Stage II incurred nonrecurring litigation costs aggregating $577,000. The costs relate primarily to performance adjustments for an acquisition completed by the Company in 1987.

     Stage II recognized losses from continuing operations before income tax benefits in 1995 and 1994 aggregating $2.8 million and $1.2 million, respectively, reflecting decreased sales and profit margins, increased borrowing costs and nonrecurring litigation costs. After accounting for losses of $765,000 and $83,000 from discontinued operations of Woody Sports in 1995 and 1994, respectively, the Company's net loss was $3.3 million or $.78 per share for 1995 based on 4,195,000 average common shares outstanding compared to a net loss of $.9 million or $.21 per share for 1994 based on 4,161,000 average common shares outstanding.

LIQUIDITY AND CAPITAL RESOURCES

     Liquidity. Net cash used by Stage II's operating activities during the first nine months of 1997 aggregated $1.9 million. The Company's cash position during the period was increased by advances under the Existing Credit Facility aggregating $4.0 million and the sale of marketable securities held by Stage II HK netting $6.2 million. During the period, $6.0 million was repaid to the Company's factor and $434,000 was repaid on bank borrowings by Woody Sports.

     Net cash provided by the Company's operating activities during 1996 aggregated $3.4 million. The Company's cash position during the year was further increased by the sale of marketable securities held by

Stage II HK netting $2.1 million. During 1996, $4.5 million was repaid to the Company's factor, $577,000 was repaid on bank borrowings by Woody Sports and $171,000 was paid to note holders. As a result of these activities, the Company's cash position increased from $151,000 at December 31, 1995 to $429,000 at December 31, 1996.

     Capital Resources. The Company had retained earnings of $9.3 million at December 31, 1996, including unremitted earnings of Stage II HK in the amount of $11.7 million, of which $8.6 million was invested in marketable fixed-income securities. Stage II HK has paid only local (i.e., foreign) taxes associated with its unremitted earnings, which are subject to the current U.S. tax rate (less the amount previously paid in local taxes) when repatriated and made available for domestic use.

     During the nine months of 1997, the Company repatriated $6.2 million of Stage II HK's retained earnings to reduce short term debt. The repatriation did not trigger domestic taxes due to the availability of net operating losses to offset the taxable income created, although a loss of $285,000 was incurred from the related sale of securities.

     During the first four months of 1997, Stage II maintained a factoring agreement with Republic Factors Corp. (the "Prior Facility"). In April 1997, the Company replaced the Prior Facility with the Existing Credit Facility under a factoring agreement (the "Credit Agreement") with Milberg Factors Corp. (the "Factor"). In connection with the refinancing, Stage II repaid $6 million of its borrowings under the Prior Agreement with repatriated earnings of Stage II HK and refinanced the balance of net direct borrowings aggregating $1.8 million under the Credit Agreement.

     The Credit Agreement provides a revolving credit facility for short term borrowings by Stage II at a floating interest rate equal to 1/2% above the prime rate. Borrowings under the Credit Agreement are payable upon demand and secured by the Company's inventory, accounts receivable, cash surrender value of officers' life insurance, restricted cash and the marketable securities of Stage II HK. The Factor purchases the Company's accounts receivable that it has preapproved, without recourse except in cases where there are merchandise returns or billing or merchandise disputes in the normal course of business. In addition, the Factor is responsible for the accounting and collection of all accounts receivable sold to it by the Company. The Factor receives a commission under the Credit Agreement in an amount less than 1% of net receivables purchased by the Factor.

     The Credit Agreement also provides for the issuance of letters of credit to fund the Company's foreign manufacturing orders. The aggregate amount of letters of credit and borrowings available under the Credit Agreement are determined from time to time based upon the requirements of the Company, with a borrowing and letter of credit limit up to approximately $17 million. The Credit Agreement is scheduled to expire on December 31, 1997, subject to automatic one-year renewal terms unless terminated at the option of either party.

     The Company believes that its internally generated funds and borrowings available under its Credit Agreement will be sufficient to meet its foreseeable working capital requirements. Stage II may reborrow amounts repaid under its Credit Agreement or seek other external means to finance its operations in the future. As of September 30, 1997, Stage II had no material capital expenditure requirements.

     Inflation. The general level of inflation in domestic and foreign economies has not had a material effect on the Company's operating results during the last three years.

     New Accounting Pronouncement. In June 1996, the Financial Accounting Standards Board issued Statement No. 125, Accounting For Transfers and Servicing of Financial Assets and Extinguishment of Liabilities ("FAS 125"). FAS 125 is effective for covered transactions occurring after December 31, 1996 and is to be applied prospectively. FAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on consistent application of a financial components approach that focuses on control. It distinguishes transfers of financial assets that amount to sales from transfers to collateralize secured borrowings. The Company does not expect the adoption of FAS 125 to have a material effect on its financial position, results of operations or liquidity.

                      BUSINESS AND PROPERTIES OF STAGE II

INTRODUCTION

     General. Stage II designs and distributes an extensive range of men's and boy's casual apparel and activewear. The Company markets its apparel to mass merchandisers under nationally recognized brand names as well as proprietary and private labels. During the last two years, the Company has streamlined its operations to focus on its most popular labels and has increased reliance on its proprietary labels. The Company's products are produced to its specifications by various independent manufacturers in the Far East, United States, Africa and Europe. Stage II also acts as purchasing agent for various major retailing customers.

     Market Position. Management of the Company has been engaged in importing and marketing apparel for over 40 years and believes that Stage II is a recognized supplier of men's and boy's casual apparel and activewear. This assessment is based on factors including merchandiser recognition of the Company's licensed brand names as reflected in independent studies, its apparel sales penetration in major chain stores and the fragmented nature of this segment of the apparel industry. Stage II sells its products primarily to sporting goods and specialty stores, mass merchandisers and various wholesale membership clubs. During 1996, the Company had over 500 customers.

     Market Sector. Stage II has specialized in casual apparel and activewear primarily for men and boys since its inception in 1980. The Company's products offer customers a wide selection of apparel styles, fabrics and colors for leisure and sports activities and are sold at "popular" and "moderate to better" prices.

PRODUCTS

     General. The Company's product mix was historically based on the perception that retail customers generally preferred quality brand name apparel over comparable proprietary or private label products. Stage II initiated a program in 1982 to acquire U.S. license rights to nationally recognized brand names and expanded its product lines to accommodate as many as sixteen brand name licenses by 1993. Over the past few years, in response to increased demand for more moderately priced casual apparel and activewear for men and boys, the Company has consolidated its branded apparel lines to concentrate on its three most popular licenses. Stage II has also placed greater emphasis on its own proprietary labels, including Main Event, Rancho Santa Fe, Top Seed, Metro Clothing Company, Pro Tour and Timber Run.

     Brand Name Licenses. During the course of its license acquisition program, the Company has added and thereafter discontinued various brand name licenses in favor of more advantageous arrangements for its current brand name lines. During 1996, Stage II relinquished license rights for its McGregor, Walt Disney, Taz/Major League Baseball and Coleman lines, added an exclusive license with Dunlop for men's activewear and retained its licenses for the Spalding brand.

     In addition to its exclusive licenses, Stage II has acquired various non-exclusive licenses and manufacturing rights. In 1993, through the acquisition of a controlling interest in Woody Sports, the Company added Canadian activewear licenses from the National Hockey League, Major League Baseball, the National Collegiate Athletic Association and the Canadian Football League. During 1996, the Company expanded this program domestically through manufacturing arrangements with Unique Sports, which holds non-exclusive licenses for various categories of men's and boy's activewear from the National Basketball Association and, commencing in April 1997, the National Football League.

     During 1997, Stage II elected to dispose of its interest in Woody Sports, which was liquidated in mid-year. By year end, the Company plans to relinquish its non-exclusive Spalding license in favor of an expanded program for its exclusive Dunlop lines and may discontinue its arrangements with Unique Sports for the NBA and NFL brands in 1998. See "Management's Discussion and Analysis of Financial Position and Results of Operations of Stage II."

     Licensed Brand Name Apparel Sales. The Company's licensed brand name apparel generally sells at a higher price and with greater gross profit margins than its comparable private and proprietary label apparel. During 1996, 1995 and 1994, sales of brand name apparel accounted for approximately 71%, 78% and 94%, respectively, of the Company's net sales. The gradual reduction in brand name apparel as a percentage of the Company's overall product mix reflects its strategy for increasing reliance on its own proprietary labels and its customers' private labels in response to greater demand for more moderately priced men's and boy's activewear.

     License Agreements. The Company's license agreements generally require it to make minimum annual royalty payments and advertising expenditures and provide for maintenance of quality control. The license agreements also provide the licensor with a right of termination if the Company defaults on these obligations and, in certain cases, if specified minimum levels of annual net sales for licensed products are not met. These thresholds generally increase for each successive license year. Stage II is in compliance with the terms of each of its license agreements. The agreements run for various periods and are generally renewable. Prior to expiration of a profitable license, Stage II is usually able to obtain renewals or replacements on comparable terms.

     License agreements for the Company's Spalding and Coleman lines each accounted for over 10% of its net sales in 1996 and 1995. These agreements provide for minimum annual royalty payments ranging from approximately $175,000 to $650,000. Stage II's net sales under these two license agreements during 1996 and 1995 aggregated approximately $19 million and $27 million, respectively. The license agreement with Coleman was terminated by mutual consent in May 1996 and replaced with a new Dunlop license. The Company has also increased emphasis on its own Timber Run label and plans to increase the focus on its exclusive Dunlop lines in 1998.

MARKETING AND DISTRIBUTION

     Marketing Strategy. The Company's marketing strategy focuses on multiple product lines of quality casual apparel and activewear distinguished by design, label and price. This permits Stage II to sell products to both discount and full price operating divisions of major retailers. The Company's broad range of brand name and proprietary label apparel also enables it to deliver similar apparel items under different labels to competing merchandising customers.

     Marketing Vehicles. Stage II sells its products through a sales force consisting of seven sales employees and nine sales agents located in New York City and other domestic locations. The Company advertises its brand name products through its catalogs distributed each season and magazines including Discount Stores News, a trade periodical, and the Daily News Record. The Company also displays its merchandise in showrooms at its New York City headquarters. In addition, Stage II exhibits its apparel at the semi-annual trade shows produced by the Men's Apparel Guild in Las Vegas (MAGIC), a major men's and boy's apparel show, and other trade shows, including the Atlanta Super Show and the BATMAN's show for big and tall men's apparel.

     Customers. In 1996, the Company's products were sold to over 500 customers operating national and regional chains of sporting goods, specialty and mass merchandising stores throughout the United States and Canada. Some of the Company's largest customers during 1996 (measured by sales) included Ames Department Stores, Inc., Army-Airforce Exchange Service, Hills Dept. Stores, K-Mart Stores, Inc., Henry Modell & Co., Value City, Venture Stores, Inc. and Wal-Mart Stores, Inc. Approximately 68% of the Company's 1996 net sales were made to its ten largest customers, of which Wal-Mart Stores, Inc. and Ames Department Stores, Inc. were the only customers accounting for more than 10% of net sales.

     Distribution. The Company's brand name and proprietary label products are generally prepacked at the manufacturing site into cartons, shipped to an East Coast warehouse and then shipped directly to the customer without repacking. Products sold under retailers' own private labels are shipped directly to the retailer.

SALES AGENCY OPERATIONS

     Stage II HK has historically provided sales agency services to Stage II and acted as purchasing agent to certain major retailing customers of the Company. These functions included monitoring the production and quality control of garments manufactured for the Company in various foreign locations, inspects production facilities and evaluates potential future suppliers. Stage II HK also assisted the Company's manufacturers in locating and purchasing manufacturing machinery and raw materials from time to time and when necessary to ensure timely delivery of finished products to meet the Company's manufacturing orders. The operations of Stage II HK were wound down during the four quarter of 1997, with its monitoring functions being replaced by outside contractors as part of the Company's cost cutting measures. Its sales agency business is currently conducted directly by the Company.

     During 1996, Stage II and Stage II HK also acted as purchasing agent for $14 million (net sales equivalent) of apparel for other apparel companies and retailers. These amounts are not included as net sales of the Company. Instead, the fees for these services are reflected as commission income. Information on the amounts of net sales and commission income, operating profit and identifiable assets attributable to the Company's operations in the United States, Canada and in the Far East is set forth in Note 2 of the Notes to the Company's Consolidated Financial Statements included elsewhere in this Report.

MANUFACTURING

     General. Stage II does not currently own or operate any manufacturing facilities. Although the Company previously operated a domestic screen printing facility, those operations were discontinued in 1993.

     Manufacturing Sources. The Company's products are manufactured in accordance with its designs, specifications and production schedules by approximately 70 independent foreign and domestic manufacturers located in over 15 countries. Stage II determines its manufacturing requirements based on customer orders placed or indicated approximately six months prior to shipment. Manufacturing is then arranged on an order-by-order basis.

     While there are no long term contractual commitments between Stage II and its manufacturers, management believes the Company can continue to meet its manufacturing requirements from its current manufacturers and, if necessary, from other foreign and domestic sources. The Company's management has extensive experience in the apparel industry and has established long term relationships with independent manufacturers over the years. Management believes that these relationships facilitate its sourcing of manufacturing requirements. The Company also believes that the number and geographical diversity of its manufacturing sources minimize the potential risks of quota limitations on imports from certain foreign countries and adverse consequences that would result from termination of its relationship with any of its manufacturers. See "Imports and Import Restrictions" below.

     Production Allocations. Stage II allocates production among its suppliers based on a number of criteria, including quota considerations for foreign suppliers, availability of production capability, quality, pricing and flexibility in meeting changing production requirements on relatively short notice. During 1996, approximately 9% of the Company's products were manufactured in the United States, with the balance of its products manufactured in over 14 countries in the Far East, Africa and Europe.

     Quality Control. All finished products manufactured for the Company are inspected by employees or agents of the Company or Stage II HK prior to acceptance and payment to ensure that they meet the Company's design, quality and other production specifications. Employees or agents of the Company or Stage II HK inspect initial product samples provided by manufacturers for compliance with production specifications, and production runs are not authorized until conforming samples have been approved. Payment for each foreign manufacturing order is generally backed by an irrevocable international letter of credit issued under the Company's credit agreement approximately two to six months prior to shipment of the products. The letters of credit may not be drawn until an authorized employee or agent of Stage II issues an inspection certificate certifying that the products are in compliance with the manufacturing order.

IMPORTS AND IMPORT RESTRICTIONS

     Current Import Considerations. The Company imports approximately 91% of its products from various foreign countries located in the Far East, Africa and Europe. Since 1963, imports of apparel products from these countries have been subject to constraints imposed by multilateral textile agreements with the United

States applicable to specific product categories. As products in a certain product category are imported from a country into the United States, that country's quota for the product category is utilized. When an annual quota limit is reached, no more products in the category may enter into the United States during the year from that country. Stage II monitors the amount of unutilized quota available for import of the Company's products on a weekly basis and arranges its production schedules accordingly. The Company further minimizes its potential exposure to quota risks through, among other things, geographical diversification of its manufacturing sources and shifts of production among countries and manufacturers. Stage II bases its choice of manufacturer, in part, on quota considerations.

     Potential Future Restrictions. The Company's ability to obtain necessary product requirements may be affected by additional bilateral agreements, unilateral trade restrictions, substantial decreases in textile import quotas, a significant drop in the value of the dollar against foreign currency, political instability resulting in the disruption of trade from exporting countries or the imposition of additional duties, taxes or other charges on imports. From time to time, legislation has been introduced in both houses of Congress seeking to limit the import of foreign goods, including cloth, clothes and shoes, to the United States. The Company's management has substantial experience in developing and maintaining sources of supply, foreign and domestic, and therefore believes that Stage II will be able to adjust to any future import restrictions by obtaining required quota rights or, when necessary, moving production to countries in which applicable quotas remain unfilled or to countries in which no quotas are imposed.

BACKLOG

     The Company's backlog of orders for garments at March 14, 1997 totaled approximately $14 million, including 1997 sales through that date, representing a decrease of $14 million from the comparable backlog of approximately $28 million at March 16, 1996, including sales through that date. Substantially all of the orders at March 14, 1997 were scheduled for delivery by the end of the year. Backlog represents orders placed by customers that are not yet due for shipment. The amount of unfilled orders at a particular time is affected by a number of factors including the scheduling of the manufacture and shipment of the product, which in some instances is dependent on the desires of the customer. Cancellations, rejections and returns can reduce the amount of net sales resulting from the backlog of orders. Accordingly, a comparison of unfilled orders from period to period is not necessarily meaningful or indicative of subsequent actual shipments.

COMPETITION

     The apparel business is highly competitive and consists of many importers, distributors and manufacturers, none of which accounts for a significant percentage of total industry sales, but some of which are larger and have substantially greater resources than the Company. Stage II competes with distributors that import apparel from abroad, with domestic retailers having established foreign manufacturing relationships and with companies that produce apparel domestically. The Company's sector of the apparel industry is highly fragmented, and management believes that Stage II is a leading supplier of casual apparel and activewear marketed to mass merchandisers under a number of nationally recognized brand names and proprietary labels.

EMPLOYEES

     As of November 30, 1997, the Company had 28 full-time employees. None of the Company's employees are represented by a union. Stage II considers its working relationships with employees to be good and has never experienced an interruption of its operations due to any kind of labor dispute.

NEW YORK OFFICE HEADQUARTERS

     The Company's New York sales and administrative offices are located in the Empire State Building at 350 Fifth Avenue, New York, New York 10118 and consist of approximately 10,800 square feet. The offices are occupied under a lease running through 2006 and providing for an average annual base rent of approximately $343,000. The Company also is obligated to pay for electricity, certain taxes and expense escalations. In 1996, the Company made additional payments for these items aggregating approximately $96,000.

DISTRIBUTION FACILITIES

     During 1996, the Company distributed substantially all of its finished garments in the United States from a public distribution facility located in the New York metropolitan area, leased on a month-to-month basis. In 1996 and 1995, the aggregate storage costs incurred at all distribution facilities were approximately $188,000 and $289,000, respectively.

                               LEGAL PROCEEDINGS

     In April 1996, the Company and Stage II HK commenced a lawsuit in the Supreme Court of the State of New York against Stuart Goldman, Townsley and related parties to recoup damages incurred in connection with their October 1994 acquisition of substantially all the assets and related liabilities of Townsley, the purchase of all the capital stock of Townsley's Hong Kong subsidiary and the related employment and subsequent termination of Mr. Goldman as President of the Company and Stage II HK. In September 1996, Mr. Goldman and his co-defendants filed an answer denying Stage II's claims in the lawsuit and asserting various counterclaims. During September 1997, the parties agreed to settle the lawsuit for a payment from the Company of approximately $1.15 million, partially offset by the relinquishment of 292,135 shares of the Company's common stock issued as part of the purchase price for the Townsley assets. The settlement payments were completed by the Company in November 1997.

     The Company is a party to several other legal proceedings incidental to its business, none of which is considered to be material to its financial position, results of operations or liquidity.

              CURRENT DIRECTORS AND EXECUTIVE OFFICERS OF STAGE II

GENERAL

     As contemplated by the Purchase Agreement, the current directors of the Company have agreed to relinquish their seats at the time of the Closing and appoint the Shorebreak Designees to fill the vacancies created by their resignations. Section 14(f) of the Exchange Act and Rule 14f-1 thereunder require the following information about the Company's current executive officers and directors, as well as the information provided in this Proxy Statement about the Shorebreak Designees, to be filed with the SEC and mailed to shareholders not less than ten days prior to the appointment of the Shorebreak Designees to the Board in accordance with the terms of the Purchase Agreement. See"Officers and Directors of Shorebreak and the Shorebreak Designees."

DIRECTORS AND EXECUTIVE OFFICERS

     The current directors and executive officers of the Company are as follows:

                                                                                         OFFICER OF
                                                                                          STAGE II
         NAME          AGE                            POSITION                             SINCE
--------------------   ---    ---------------------------------------------------------  ----------
Jack Clark..........   70     Chairman of the Board and a director                          1982
Steven R. Clark.....   40     President and a director                                      1980
Ronald Cohen........   55     Executive Vice President -- Operations and a director         1996
                              Executive Vice President -- Production and Foreign
Carl Jenkins........   54     Operations                                                    1996
Michael Hanrahan....   32     Treasurer                                                     1997
Robert Plotkin......   55     Director                                                      1980

     A summary of the business experience and background of the Company's executive officers and directors is set forth below.

     Jack Clark has served as the Chairman of the Board and a director of the Company since 1982. From 1982 through January 1987, he served as a consultant to the Company and other apparel companies in his capacity as president of J.C.C. Consulting Corp., with his services since that date provided directly and exclusively to the Company. Mr. Clark is primarily responsible for the Company's strategic planning, including product designs and development, manufacturing and acquisitions. Mr. Clark has been engaged in the apparel business for over 40 years.

     Steven R. Clark has been a member of the Company's sales force and served as a director of the Company since its formation in 1980, and has served as its President since 1996 and Executive Vice President -- Big and Tall Apparel since 1992, prior to which he was Division Head -- Big and Tall Apparel. He is the son of Jack Clark, Chairman of the Board of the Company, and has been engaged in the apparel business for over 15 years.

     Ronald Cohen joined Stage II in 1988 as Director of Operations and was appointed as Executive Vice President -Operations and a director of Stage II in 1996. He is principally responsible for the Company's computer operations, import arrangements and sales monitoring. Prior to joining Stage II, Mr. Cohen served for four years as President of Scottodd, Inc., a consulting company.

     Carl Jenkins joined the Company in 1994 as Director of Production and Foreign Operations and was appointed as Executive Vice President -- Production and Foreign Operations in 1996. Prior to joining Stage II, he served in a similar position with Townsley for more than five years.

     Michael Hanrahan [to be developed]

     Eugene Myers, age 72, has served as a director of the Company since 1990. He was a principal shareholder in Sarena Fashions Ltd., a manufacturer of ladies' intimate apparel, and served as its President from 1984 until 1989. From 1978 through 1987, Mr. Myers also served as President of My-Line Apparel Ltd., a manufacturer of ladies' intimate apparel. He has been engaged in the apparel business for over 35 years.

     Robert Plotkin, age 55, has served as a director of the Company since its formation in 1980. He also served as the Company's President until October 1994. Since that time, he has served as a consultant to the Company. Mr. Plotkin has been engaged in the apparel business for over 30 years.

BOARD CLASSES

     The Board is divided into two classes. The Class II directors were elected at the Company's 1997 annual meeting of shareholders to serve for a two-year term expiring at the 1999 annual meeting or until their successors are chosen and have qualified. The Class I directors were elected at the Company's 1996 annual meeting of shareholders to serve for a two-year term expiring at the 1998 annual meeting. The Shorebreak Designees will be assigned to serve as either Class I or Class II directors at the election of the Shorebreak Shareholders. See "Officers and Directors of Shorebreak and the Shorebreak Designees."

1996 BOARD MEETINGS

     During 1996, the Board took action, either at meetings or by consent, on a total of four occasions. No director attended or participated in fewer than 75% of these meetings or action by consent.

COMMITTEES AND COMMITTEE MEETINGS

     The Board has an Audit Committee and a Compensation Committee. During 1996 and the first nine months of 1997, both committees are comprised of Eugene Myers and Stephen J. Jelin, who subsequently retired from the Board. The Audit Committee is responsible for monitoring and reviewing the financial affairs and financial statements of the Company and performing related internal financial review procedures. The Compensation Committee is responsible for evaluating salary and bonus arrangements for all officers and key employees and for administering the Company's employee benefit plans. During 1996, each of these Committees held one meeting. The Board has no other standing committees.

COMPENSATION OF DIRECTORS

     The outside directors of the Company received directors' fees at the rate of $3,000 per meeting during 1996.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

     The following table sets forth the total remuneration paid during the last three years to the five most highly compensated executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                                 ANNUAL                          LONG TERM
                                              COMPENSATION                      COMPENSATION
             NAME AND                       -----------------               --------------------    ALL OTHER
        PRINCIPAL POSITION          YEAR     SALARY     BONUS    OTHER(1)   OPTION/SAR AWARDS(#)   COMPENSATION(2)
----------------------------------- ----    --------    -----    --------   --------------------   ------------
Jack Clark......................... 1996    $345,000     --        --            --                   $4,000
Chairman of the Board               1995     543,000     --        --            --                    4,000
                                    1994     468,000     --        --              40,000              4,000

Henry Weiner(3).................... 1996     227,000     --        --            --                    3,000
Executive VP-Spalding               1995     279,000     --        --            --                    3,000
                                    1994     229,000     --        --              20,000              3,000

Ronald Cohen....................... 1996     124,000     --        --            --                    3,000
Executive VP-Operations             1995     123,000     --        --            --                    3,000
                                    1994     117,000     --        --              10,000              3,000

Steven R. Clark.................... 1996     118,000     --        --            --                    2,000
President                           1995     121,000     --        --            --                    3,000
                                    1994     132,000     --        --            --                    2,000

Stuart Goldman(3).................. 1996     114,000     --        --            --                    1,000
President                           1995     542,000     --        --            --                    4,000
                                    1994      57,000     --        --              63,000             --

---------------
(1) Perquisites and other benefits did not exceed 10% of any named officer's total annual salary.
(2) Reflects the Company's contribution to the accounts of the named executive officers under its Employee Stock Ownership and Salary Deferral Plan. See "Employee Benefit Plans" below.
(3) Mr. Weiner resigned from his position with the Company in the first quarter of 1997, and Mr. Goldman was terminated by the Company in April 1996.

STOCK OPTIONS

     The Company maintains two incentive stock option plans (the "ISO Plans"). See "Employee Benefit Plans -- Employee Stock Option Plans" below. The following table sets forth information as of December 31, 1996 on stock options held under the ISO Plans by the Company's five most highly compensated executive officers in 1996, none of whom received any option grants or exercised any stock options during 1996.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                                        NUMBER OF         VALUE
                                            SHARES                     UNEXERCISED     UNEXERCISED
                                           ACQUIRED                     OPTIONS AT    IN-THE-MONEY
                                              ON           VALUE           YEAR        OPTIONS AT
                       NAME                EXERCISE      REALIZED        ENDED(1)      YEAR END(2)
      ------------------------------------ ---------     ---------     ------------   -------------
      Jack Clark..........................  None          N/A           40,000          N/A
      Henry Weiner........................  None          N/A           20,000          N/A
      Ronald Cohen........................  None          N/A           10,000          N/A
      Steven R. Clark.....................  None          N/A             --            N/A
      Stuart Goldman......................  None          N/A             --            N/A

---------------
(1) All of the stock options are currently exercisable.
(2) The closing price of the Common Stock on the AMEX on December 31, 1996 was below the exercise price of the options.

EMPLOYEE BENEFIT PLANS

     Stock Option Plans. The ISO Plans maintained by the Company were adopted in 1987 (the "1987 Plan") and 1994 (the "1994 Plan"), providing for the grant of options to purchase up to 200,000 shares and 300,000 shares, respectively, of Common Stock to key employees. The terms of the two ISO Plans are identical, except for the additional shares of Common Stock covered by the 1994 Plan.

     The exercise price for options granted under the ISO Plans is fixed by a Compensation Committee of the Board at 100% of the market price of the Common Stock on the date of the grant or 110% of the market price for any optionee who is a principal shareholder. Each option granted under the ISO Plans is exercisable for periods of up to ten years from the date of grant, or three months after termination of employment, with certain exceptions.

     At December 31, 1996, options to purchase a total of 140,000 shares at exercise prices ranging from $2 7/8 to $6 5/8 per share were outstanding under the ISO Plans, and options to purchase 360,000 shares were reserved for future grants. No options were exercised during 1996, 1995 or 1994.

     Employee Stock Ownership and Salary Deferral Plan. In 1994, the Company converted its Profit Sharing Plan into an Employee Stock Ownership and Salary Deferral Plan (the "Savings Plan"). Under the Savings Plan, for each dollar contributed by electing employees to a retirement savings account from up to 12% of their annual compensation, the Company may contribute up to $.40, subject to certain limitations under Section 401(k) of the Internal Revenue Code (the "Code"). The Company's expense for these contributions in 1996, 1995 and 1994 aggregated $38,000, $69,000 and $55,000, respectively.

     The Saving Plan also enables the Company to make discretionary contributions for open market purchases of its Common Stock to be allocated to the accounts of all employees in proportion to their annual compensation. This feature was added in 1994 and is intended to qualify for treatment under Section 401(a) of the Code. The Company did not make any discretionary contributions to the Savings Plan for this purpose in 1996, 1995 or 1994.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Board has a Compensation Committee comprised of Messrs. Jelin and Myers. Neither one of these directors has ever served as an officer of the Company or any of its subsidiaries or had any related party transactions with the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     General. In recommending 1996 compensation levels for the Company's officers, including the Chief Executive Officer and other named executive officers, the Compensation Committee of the Board applied the Board's established compensation policies and criteria intended to promote the Company's overall objective of maximizing shareholder value over time. These procedures are aimed at maintaining a competitive compensation package to attract and retain talented personnel while also responding to both individual and corporate performance measures. Recommendations for 1996 salary levels and long term compensation were based on evaluations during January 1996 and thereafter.

     Compensation Policy. The Company's executive compensation policy is designed to maintain competitive levels of pay along with equity incentives to attract and retain qualified executives with interests, as co-owners of the Company, identical to those of its unaffiliated shareholders. This policy is implemented through a salary structure augmented by stock option and Savings Plan participation. The Committee's objective is to integrate these compensation components with the annual and long term performance of the Company as well as the achievements and contributions of the individual executives.

     While the Committee's goal is to maintain executive compensation at levels that are competitive with industry peers and linked to corporate performance, actual compensation in any particular year may be above or below published rates for competitors. In addition, due to the overall weakness of the retail apparel market, the Company's compensation levels from year to year may not correlate directly with various corporate performance measures in a particular year. The Committee believes, however, that the Company's compensation program enables it to balance the relationship between compensation and performance in the best interests of the shareholders.

     The separate components of the Company's executive compensation program for 1996 are described below, along with a discussion of the evaluations made by the Committee in recommending 1996 compensation levels for the five most senior executive officers.

     Annual Compensation. Annual compensation paid to the Company's named executive officers is limited to base salaries, without any bonus or commission payments, plus contributions to their accounts under the Company's Savings Plan, which are generally dependent upon the amount of their own contributions. Salary levels for the Company's top five executive officers are established by the Board based on recommendations of the Compensation Committee.

     Recommendations by the Compensation Committee for salary levels in 1996 were based on several historical and comparative performance factors. The Committee also considered comparative compensation and performance data for various other apparel companies and the performance of each of the Company's senior officers within his particular area of operating responsibility. Although the Committee reached favorable evaluations on the basis of these criteria, it recommended that the Board reduce 1996 salaries below the prior year's level for those officers in view of the existing competitiveness of their salary levels, the overall weakness of the retail apparel market at the time of their deliberations and the cost containment objectives of the Board.

     The Compensation Committee's 1996 salary recommendation for Jack Clark, the Chairman of the Board, was based on similar criteria as well as considerations of overall corporate leadership, contribution to the Company's performance and assumption of increased responsibilities. These positive considerations were offset by the Company's cost containment objectives, resulting in a 36% reduction in Mr. Clark's 1996 salary compared to his 1995 compensation.

     Long Term Compensation. Long term incentives are provided through the Company's ISO Plans. Options provide executives and other key employees with the opportunity to establish or increase their equity interest in the Company and to share in any appreciation in the value of the Common Stock. As a result of the Company's disappointing financial results, no options were granted to its five most highly compensated executive officers during 1996.

     Conclusion. The Compensation Committee believes that the executive compensation policies implemented through its recommendations serve the interest of the Company's shareholders and the long range goals of the Company.

     This report has been approved by the following members of the Compensation
Committee:

                   STEPHEN JELIN                  EUGENE MYERS

PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the Company's cumulative total shareholder return with the cumulative return (assuming reinvestment of dividends) of (i) the Russell 2,000 Index and (ii) an Apparel Index group as published by Value Line. Inc.

        Measurement Period             Russell 2000
      (Fiscal Year Covered)                Index              Apparel        Stage II Apparel
1991                                     100.00              100.00              100.00
1992                                     209.19              122.33              118.41
1993                                     164.66              140.80               91.62
1994                                     139.98              138.01               85.18
1995                                     177.26              101.80               91.16
1996                                     205.30              122.92               67.87

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                           AND MANAGEMENT OF STAGE II

     The following table sets forth information on the beneficial ownership of the Common Stock as of November 30, 1997 by (i)) each person known by the Company to own beneficially more than 5% of the outstanding Common Stock, based on Statements on Schedule 13D filed with the SEC, (ii) the Company's five most highly compensated executive officers during its last fiscal year, (iii) each director of the Company and (iv) all directors and executive officers of the Company as a group. Except as indicated in the footnotes to the table, the named beneficial owners have sole voting and investment power for the reported shares.

                                                                       COMMON STOCK
                                               ADDRESS OF              BENEFICIALLY    PERCENTAGE
          5% SHAREHOLDERS                 5% BENEFICIAL OWNERS             OWNED        OF CLASS
---------------------------------   ---------------------------------  -------------   -----------
Fortuna Investment Partners, L.P.
Fortuna Capital Management, Inc.
Ronald J. Vannuki................   100 Wilshire Boulevard
                                    Santa Monica, CA 90401                 425,900(1)      10.0%
NAMED EXECUTIVE OFFICERS AND DIRECTORS
Jack Clark...........................................................    1,430,503(2)      33.4
Ronald Cohen.........................................................       10,000(3)        .2
Steven R. Clark......................................................      169,080          3.9
Stephen Jelin........................................................           --           --
Eugene Myers.........................................................          400           --
Robert Plotkin.......................................................      509,363(4)      11.9
All officers and directors as a group (11 persons)...................    2,164,946(5)      50.6

---------------
(1) Based on a Statement on Schedule 13D, reflects shares held directly by Fortuna Investment Partners, L.P. ("FIP") and indirectly by Fortuna Capital Management, Inc. ("FCP"), the general partner of FIP, and by Mr. Vannuki, as President and Chief Executive Officer of FCP. Excludes (i) 700 shares of Common Stock held in Mr. Vannuki's IRA. See "Certain Transaction."
(2) Includes (I) 13,700 shares owned by a trust of which Mr. Clark is a beneficiary, (ii) 39,519 shares held by a foundation owned by Mr. Clark,
    (iii) 12,400 shares owned by his wife and (iv) 40,000 shares subject to stock options.
(3) Represents 10,000 shares subject to stock options.
(4) Includes 1,000 shares owned by Mr. Plotkin's wife.
(5) Includes (i) a total of 65,219 shares owned indirectly by officers and directors of the Company and (ii) an aggregate of 85,000 shares subject to stock options.

                              CERTAIN TRANSACTIONS

     The Company is a party to a 1992 buy-sell agreement with Jack Clark, a director and officer of the Company, providing for the Company's repurchase of the shares of Common Stock by his estate in the event of his death. The purchase price for any shares repurchased under the agreement will be the average of the closing prices of the Common Stock on its principal trading market during the five trading days preceding the date of Mr. Clark's death or the book value per share of the Common Stock as reflected in the Company's most recent periodic report filed with the Securities and Exchange Commission prior to the date of death, whichever is greater. The Company maintains insurance policies on the life of Mr. Clark covering $5.4 million of its repurchase commitment under the agreement at premiums aggregating approximately $2.3 million over a period of seven years, with corresponding cash surrender values estimated to reach approximately $2 million by the end of that period. To the extent not covered by these policies, the Company will have the option to fund the balance of any repurchase commitment with a promissory note payable over three years with interest at a market rate. Mr. Clark will have the option, upon the sale of his entire interest in the Company, to purchase its insurance policies on his life at their prevailing cash surrender value. The JC Employment Agreement provides for the termination of the buy-sell agreement. See "The Transactions -- JC Employment Agreement."

     On March 5, 1996, the Company entered into an agreement (the "Consulting Agreement") with AMP Consulting Services, Inc. ("AMP"), Fector Detwiler & Co., Inc. ("FDC") and Fortuna Capital Management Company ("FCM"), providing for various consulting and financial advisory services and the issuance of performance-based options (the "Options"). FCM is a principal shareholder of the Company. See "Principal Shareholders." Anthony M. Pisano, the principal shareholder of AMP, served as Chief Financial Officer of the Company during the first half of 1997.

     The advisory services provided under the Consulting Agreement included (i) a review of the Company's operations to consider ways of increasing the efficiency and financial performance of the Company's existing apparel business,
(ii) the evaluation of strategic opportunities to either expand or divest the current business and acquire new businesses within or outside the apparel industry and to develop profitable strategies for the resulting enterprise and
(iii) the identification of potential transactions to implement the recommended strategic plan. The Consulting Agreement had a term ending September 1, 1996, subject to earlier termination or extension by the Company.

     In connection with the Consulting Agreement, the Company granted Options to AMP, FDC and FCM to purchase 200,000 shares, 100,000 shares and 200,000 shares, respectively, of its Common Stock at $3 1/8 per share, exercisable only if specified performance goals were met (a "Qualifying Event"). In addition, Jack Clark, the Company's Chairman of the Board, issued Options to FDC and FCM to purchase 434,000 shares and 866,000 shares, respectively, of Common Stock owned by him upon the occurrence of a Qualifying Event at an exercise price of $4 3/4 per share. The FDC and FCM Options expired on March 1, 1997, and the AMP Options expired on May 1, 1997.

             RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS OF STAGE II

     On July 25, 1997, the Company dismissed KPMG Peat Marwick LLP ("KPMG") as its independent accountants. On the same date, the Company engaged Mahoney Cohen & Company, CPA, P.C. ("MC&C") as its independent accountants. The change in accountants was approved by the Audit Committee of the Board. Neither of KPMG's reports on the Company's financial statements for the years ended December 31, 1996 and 1995 contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles. During the last two years and the interim period prior to the change in accountants, (i) the Company had no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) KPMG id not advise the Company of any "reportable event" as defined in Regulation S-K under the Securities Exchange Act of 1934 and (iii) the Company did not consult with MC&C on any accounting, auditing, financial reporting or any other matters.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL POSITION
                    AND RESULTS OF OPERATIONS OF SHOREBREAK

GENERAL

     Shorebreak has elected to be treated as an S corporation for federal income tax purposes. Therefore, Shorebreak has not been subject to federal income tax on the corporate level. Upon consummation of the Transactions, Shorebreak will terminate its status as an S corporation. The following discussion nevertheless assumes that Shorebreak will continue to operate independently of any affiliated companies. This discussion should be read in conjunction with the Unaudited Financial Statements of Shorebreak included at the end of this Proxy Statement.

OPERATIONS

     Since its inception, office space, bookkeeping and record keeping services have been provided to Shorebreak by R. Siskind and Company ("RSC"), an apparel company owned by Richard Siskind. These services have been charged to Shorebreak on a market value basis and have been booked in the appropriate accounting period.

     During its start-up phase, Shorebreak's business was seasonal, with the bulk of its sales occurring in the first two quarters. As additional licenses are acquired, however, the seasonality of its business is expected to decrease.

RESULTS OF OPERATIONS

     From its inception in February 1997 through September 30, 1997, Shorebreak realized net income of $234,000 net sales of its apparel products aggregating $3.7 million. Cost of goods sold during the interim period totaled $2.9 million or 78.5% of net sales. During the period, Shorebreak recorded SG&A expenses of $462,000 or 12.4% of net sales. Shorebreak believes its costs are within norms for a start-up company is its segment of the apparel industry.

LIQUIDITY AND CAPITAL RESOURCES

     In accordance with industry custom, Shorebreak factors its accounts receivable with a factor on a recourse basis. The factor purchases Shorebreak's accounts receivable, thereby providing funds when the goods are shipped to the customer rather than when the customer pays for the goods. The factor charges Shorebreak interest on all uncollected advances and a factor's commission on all sales. The interest rate is calculated as a percentage in excess of the prime rate announced by Chase Manhattan Bank from time to time. As of September 30, 1997, the effective the interest rate was 1 1/2% above the prime rate, and the commission was .65% on each sale. Once the factor approves and accepts an account receivable, it is responsible for its collection unless the customer files a formal dispute regarding payment. In that event, the factor can charge back the item to Shorebreak's account, requiring Shorebreak to resolve the issue. The factor has a lien on all factored receivables and the associated proceeds.

     Certain Shorebreak Shareholders have advanced funds to Shorebreak as needed, and a portion of those loans have been repaid. As of September 30, 1997, the outstanding balance of the loans aggregated $350,000, of which $50,000 are subordinated to factor debt. To date, Shorebreak has not experienced any liquidity constraints, and it does not anticipate any if its business continues to grow at its present rate. As of September 30, 1997, Shorebreak had no material capital expenditure requirements.

                             BUSINESS OF SHOREBREAK
INTRODUCTION

     General. Shorebreak designs and distributes an extensive range of men's and boy's casual sportswear and activewear. Shorebreak was organized and commenced business in February of 1997. During that period, it has procured apparel licenses for the CHUK-A and Cross Colours brands. Shorebreak anticipates expanding its licensed brands to differentiate its apparel lines so long as those brands can be sold in its available channels of distribution. Shorebreak markets its apparel to retailers, including department stores, specialty shops and chain stores. Its products are produced and finished domestically, enabling it turn inventory at a rapid rate while reducing its overall manufacturing and shipping risks.

     Market Position. Management of Shorebreak has been engaged in marketing men's and boy's apparel for over 20 years. A relatively new company, Shorebreak's sales are not a significant percentage of the overall total market volume in its industry segment. On the basis of its licenses, however, Shorebreak operates in the middle-to-upper middle tier of the retail market in the casual apparel industry.

     Market Sector. Shorebreak specializes in casual sportswear and activewear for men and boys. Shorebreak's products offer retailers a broad selection of colors, fabrics, designs and styles for lifestyle and active sports activities and are sold at moderate price points.

PRODUCTS

     General. Shorebreak primarily sells men's sportswear and active related apparel. Shorebreak's product mix is merchandised to offer a wide selection of brand name apparel produced with life style designing and higher-end quality. Emphasis is currently being placed on meeting the demand for younger, popular priced fashion sportswear.

     Brand Name Licenses. Shorebreak is the licensee of the CHUK- A and Cross Colours brands for certain markets. Subject to compliance with stated conditions, it has the exclusive right to utilize the CHUK-A brand on knits, wovens, and swimwear for sale to apparel stores in the Unites States and U.S. territories with the exception of discount chains and mass merchants. The label is marketed and designed by Charles Anderson, a major graphic artist, and is being marketed to specialty and better department stores.

     The Cross Colours license is a nationally known moderately priced brand, geared and fashioned for a younger urban market customer. The license was acquired to penetrate the growing urban market in young men's and boy's sportswear.

     RSC recently acquired the license to E.N.U.F. International, a Utah based clothing company. The E.N.U.F. brand targets the department and specialty store market in mid-price point sportswear. RSC intends to assign this license at a later date to Shorebreak.

     License Agreements. Shorebreak's license agreements generally require it to make minimum quarterly royalty payments. The CHUK-A license terminates in June 2002 and will be automatically renewed for one year periods unless either party gives written notification of its intent to terminate the license at least sixty days prior to the end of the period. The Cross Colours license ends on December 31, 1999 and is automatically renewable for two successive three-year periods unless either party gives written notification of its intent to terminate the license at least sixty days prior to the end of the period. Both licenses specify sales thresholds that increase for each successive year.

     The products sold by Shorebreak must meet the quality standards of the licensors. The licensors promote the sales of the branded product through advertising and other promotional methods.

MARKETING AND DISTRIBUTION

     Marketing Strategy. Shorebreak markets its apparel to department stores and other major retailers, utilizing different strategies geared to the particular product and customer target.

     Marketing Vehicles. Shorebreak exhibits the merchandise in its own showroom, participates in tradeshow exhibitions throughout the United States, distributes direct mailings and advertises to industry based consumers. Sales are also conducted through regional commission sales agents.

     Customers. Shorebreak's products are sold to over 20 customers operating national chains of sporting goods, specialty and mass merchandising stores throughout the United States. Some of Shorebreak's major customers include Montgomery Ward, Charming Shops and Mervyns. Shorebreak has succeeded throughout its start-up phase to steadily increase its customer account. Montgomery Ward and Charming Shops each account for over 10% of Shorebreak's net sales. Shorebreak does not believe it is dependent on these accounts, since additional major accounts are being solicited on a regular basis.

     Distribution. Shorebreak's products are shipped directly to its customers from its San Diego, California distribution center.

MANUFACTURING

     General. Shorebreak does not own or operate any manufacturing facilities. All manufacturing is done by U.S. domestic mills to Shorebreak's order.

     Manufacturing Sources. Shorebreak buys blank apparel from various mills based on quality and price. Outside contractors then dye, screen and embroider the apparel as necessary for pre-sold inventory. Shorebreak also contracts for the manufacture of various other sportswear items.

     Production Allocations. Although Shorebreak generally contracts with a consistent group of mills and contractors, it utilizes a variety of different mills and contractors as availability, quality, scheduling and other factors dictate.

     Quality Control. All finished products manufactured for Shorebreak are inspected by its employees or agents prior to acceptance and payment to ensure that they meet Shorebreak's design, quality and other specifications. Employees of Shorebreak inspect initial product samples provided by manufacturers for compliance with production specifications, and production runs are not authorized until conforming samples have been approved.

BACKLOG

     Shorebreak normally ships within 60 days of receipt of a customer's purchase order. Generally, orders in house average between $500,000 and $600,000.

GEOGRAPHIC AREA DATA

     Shorebreak operates in one industry segment. Shorebreak's sales are made in the United States primarily to national and regional chains of department and specialty stores. These department and specialty stores distribute the products to their stores located throughout the country.

COMPETITION

     The apparel business is highly competitive and consists of many importers, distributors and manufacturers, none of which accounts for a significant percentage of total industry sales, but some of which are larger and have substantially greater resources than Shorebreak. Shorebreak competes with distributors that import apparel from abroad, with domestic retailers that have established foreign manufacturing relationships and with companies that produce apparel domestically. Shorebreak's sector of the apparel industry is highly fragmented. Shorebreak's sales volume is not significant compared to the overall market.

EMPLOYEES

     Shorebreak has 12 employees in administrative, sales and warehouse capacities. None of Shorebreak's employees are represented by a union. Shorebreak considers its relationship with its employees to be good.

PROPERTIES

     Headquarters and Distribution Facility. Shorebreak's sales, administrative offices and storage facility are located in its San Diego, California warehouse. The warehouse consists of approximately 4,800 square feet and is occupied under a lease running through August 31, 1999. The annual base rent is approximately $38,400. Shorebreak is also obligated to pay for electricity, certain taxes and expense escalations. All of Shorebreak's finished garments are distributed from this facility.

         OFFICERS, DIRECTORS OF SHOREBREAK AND THE SHOREBREAK DESIGNEES

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of Shorebreak are as follows:

                     NAME                        AGE                  POSITION                  SINCE
-----------------------------------------------  ---   ---------------------------------------  ----
Richard Siskind................................   52   Chief Executive Officer and a director   1997
Douglas Tudor..................................   39   President and a director                 1997
Jon Siskind....................................   28   Vice President and a director            1997
Beverly Roseman................................   39   Secretary, Treasurer and a director      1997

     The foregoing directors and executive officers are also the Shorebreak Shareholders. See "Ownership of the Control Shares" below. In addition, Richard Siskind, Jon Siskind and Beverly Roseman, together with Robert Greenberg, who is not affiliated with Shorebreak, will be the Shorebreak Designees to the Board of Stage II as a result of the Board Reconstitution. See "The Transactions -- Board Reconstitution." A summary of their business experience and background is set forth below.

     Richard Siskind has been in the apparel business for over 30 years, serving in a variety of roles and positions. By 1977, Mr. Siskind had assumed the position of president of David Small Industries, Inc. In 1982 he co-founded Apparel Exchange, Inc., an affiliated company. Both companies sold off-price men's, women's and children's apparel and reached sales in excess of $100 million by 1989. Mr. Siskind sold both companies in 1989. In 1991 Mr. Siskind founded RSC. He is a director, sole shareholder and chief executive officer of RSC, which is in the business of purchasing top brand name men's and women's apparel and accessories, and redistributing it to a global clientele of upscale off-price retailers.

     Douglas Tudor has been in the apparel business for approximately 17 years. From 1980 to 1984, he was employed by Koala Arts, Inc. as a purchasing and marketing manager. In 1984, he formed Shorebreak Unlimited, Inc., which produced and sold men's and boy's fashions knitwear and activewear. In 1991, Shorebreak Unlimited, Inc. merged into and became a division of South Carolina Tees, Inc. The division was dissolved in January 1997, and its licenses were sold to Shorebreak Group, Inc., which was founded by Mr. Tudor and Richard Siskind in February 1997.

     Jon Siskind graduated from the University of Hartford in 1991, where he received his B.A. in Economics. He joined RSC in the same year as an account executive handling the Northeast and Mid West territories. In 1994, he was appointed National Sales Manager and given the additional responsibility for overseeing all sales and distribution. In 1995, he was appointed as RSC's Vice President of Sales. Jon Siskind is the son of Richard Siskind.

     Beverly Roseman joined RSC in 1992 as the Merchandise Manager. In 1995, Mrs. Roseman was appointed as RSC's Vice President of Buying, Merchandising and Operations. Mrs. Roseman also oversees the Human Resources, MIS and Operational divisions of RSC. From 1975 to 1980, Mrs. Roseman worked for R.H. Macy's, first as trainee and then as a buyer. She was employed from 1980 to 1982 as a buyer for The Broadway Department Stores in California, from 1982 to 1988 as a buyer for Marshall's Inc. and from 1988 to 1992 as a Senior Buyer for T.J. Maxx. Mrs. Roseman is a graduate of Adelphi University.

     Robert Greenberg founded LA Gear, a publicly held footwear company noted for making athletic footwear fashionable. Mr. Greenberg launched his second footwear venture with his sons in 1992. At 57, he is the Chairman and CEO of Skechers USA, Inc., which sells casual lifestyle footwear to major retailers throughout the United States and in approximately sixty countries. Since its inception, Skechers, Inc. has become one of the largest privately held footwear companies in the United States.

EXECUTIVE COMPENSATION

     Shorebreak has no incentive based benefit plans, severance plans or key employee life insurance policies in place. All executive employees are paid a flat salary. Richard Siskind and Douglas Tudor have each accrued salaries of $35,000 since the inception of Shorebreak. Its other officers have not accrued or drawn any remuneration from Shorebreak.

OWNERSHIP OF THE CONTROL SHARES

     At the Closing of the Transactions, the Shorebreak Shareholders will be issued Control Shares in proportion to their ownership interests in Shorebreak, resulting in their beneficial ownership of the Control Shares as follows:

                          OWNERSHIP OF CONTROL SHARES

                                                                          NUMBER OF
                                                                           CONTROL
                          NAME OF SHOREBREAK SHAREHOLDER                   SHARES
          --------------------------------------------------------------  ---------
          Richard Siskind...............................................  3,508,654
          Douglas Tudor.................................................    250,000
          Jon Siskind...................................................    200,000
          Beverly Roseman...............................................     50,000

                                    EXPERTS

     The consolidated financial statements of Stage II appearing in this Proxy Statement for the three years ended December 31, 1996 have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report thereon included herein. Such consolidated financial statements are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     Stage II is subject to the information requirements of the Exchange Act and in accordance therewith files reports and other documents with the SEC. Reports, proxy material and other information filed by the Company can be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the following Regional Offices of the SEC: 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of these materials can also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Copies of these materials can also be obtained at the offices of the American Stock Exchange at 86 Trinity Place, New York, NY 10006.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                    PAGE
                                                                                    -----
    STAGE II APPAREL CORP. AND SUBSIDIARIES:
    Consolidated Balance Sheets at September 30, 1997 (unaudited) and December 31,
      1996........................................................................    F-2
    Consolidated Statements of Operations for the nine months ended September 30,
      1997 and 1996 (unaudited)...................................................    F-3
    Consolidated Statements of Cash Flows for the nine months ended September 30,
      1997 and 1996 (unaudited)...................................................    F-4
    Notes to Interim Consolidated Financial Statements (unaudited)................    F-5
    Report of Independent Auditors................................................    F-6
    Consolidated Balance Sheets at December 31, 1996 and 1995.....................    F-7
    Consolidated Statements of Operations for the three years ended December 31,
      1996........................................................................    F-8
    Consolidated Statements of Cash Flows for the three years ended December 31,
      1996........................................................................    F-9
    Consolidated Statements of Changes in Stockholders' Equity for the three years
      ended December 31, 1996.....................................................   F-10
    Notes to Consolidated Financial Statements....................................   F-11

    UNAUDITED PRO FORMA FINANCIAL STATEMENTS OF STAGE II APPAREL CORP.
    Unaudited Pro Forma Balance Sheet at September 30, 1997.......................   F-26
    Unaudited Pro Forma Statement of Operations for the nine months ended
      September 30, 1997..........................................................   F-27
    Notes to Unaudited Pro Forma Financial Statements.............................   F-28

    SHOREBREAK GROUP, INC.:
    Balance Sheet at September 30, 1997 (unaudited)...............................   F-29
    Statement of Income for the period from inception in February 1997 through
      September 30, 1997 (unaudited)..............................................   F-30
    Statement of Cash Flows for the period from inception in February 1997 through
      September 30, 1997 (unaudited)..............................................   F-31
    Notes to Interim Consolidated Financial Statements (unaudited)................   F-32

                    STAGE II APPAREL CORP. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                       DECEMBER 31,
                                                                                           1996
                                                                     SEPTEMBER 30,     ------------
                                                                         1997
                                                                     -------------
                                                                      (UNAUDITED)
ASSETS:
  Cash.............................................................     $   454          $    429
  Restricted cash..................................................         662                --
  Accounts receivable..............................................         823             1,334
  Finished goods inventory.........................................       4,531             5,130
  Prepaid expenses.................................................         618               374
  Prepaid income taxes and refunds receivable......................         112               130
                                                                        -------           -------
     Total current assets..........................................       7,200             7,397
  Property and equipment, at cost, less accumulated depreciation...         522               585
  Marketable securities............................................       3,292             8,655
  Goodwill, less accumulated amortization..........................       7,226             7,558
  Covenant not to compete, less accumulated amortization...........         266               300
  Other assets.....................................................         720             1,314
                                                                        -------           -------
          TOTAL ASSETS.............................................     $19,226          $ 25,809
                                                                        =======           =======
LIABILITIES:
  Due to factor....................................................     $ 5,197          $  7,174
  Due to bank......................................................          --               434
  Accounts payable.................................................         481             1,838
  Notes payable -- current.........................................         170               185
  Notes payable to shareholder -- current..........................         350               411
  Income taxes payable.............................................          --                 8
  Accrued royalties................................................          83               182
  Other current liabilities........................................         886               488
                                                                        -------           -------
     Total current liabilities.....................................       7,167            10,720
  Notes payable -- long term.......................................          --               199
  Notes payable to shareholder -- long term........................          --               500
                                                                        -------           -------
          TOTAL LIABILITIES........................................     $ 7,167          $ 11,419
                                                                        =======           =======
SHAREHOLDERS' EQUITY:
  Preferred stock, $.01 par value, 1,000 shares authorized; none
     issued and outstanding........................................          --                --
  Common stock, $.01 par value, 9,000 shares authorized; 4,993 shares issued and 3,992 shares outstanding at Sept. 30, 1997
     and 4,196 at Dec. 31, 1996....................................          50                50
Additional paid-in capital.........................................       7,502             7,502
  Retained earnings................................................       7,015             9,346
                                                                        -------           -------
                                                                         14,567            16,898
  Less treasury stock, at cost; 1001 shares at Sept.30, 1997 and
     797 at Dec. 31, 1996..........................................      (2,297)           (2,092)
  Allowance for decline in market value of securities available for
     sale..........................................................         (85)             (329)
  Cumulative translation adjustment................................        (126)              (87)
                                                                        -------           -------
          TOTAL SHAREHOLDERS' EQUITY...............................      12,059            14,390
                                                                        -------           -------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY...............     $19,226          $ 25,809
                                                                        =======           =======

      See Notes to Unaudited Condensed Consolidated Financial Statements.

                    STAGE II APPAREL CORP. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                            NINE MONTHS ENDED
                                                                              SEPTEMBER 30,
                                                                           -------------------
                                                                            1997        1996
                                                                           -------     -------
                                                                               (UNAUDITED)
Net sales................................................................  $12,133     $24,527
Cost of goods sold.......................................................    9,861      19,943
                                                                           -------     -------
Gross profit.............................................................    2,272       4,584
Commission and other income..............................................      512         715
                                                                           -------     -------
                                                                             2,782       5,299
Selling, general and administrative expenses.............................   (4,859)     (7,167)
                                                                           -------     -------
Operating loss...........................................................   (2,074)     (1,868)
Interest and factoring expense...........................................     (679)     (1,897)
Interest income..........................................................      211         594
Loss on sale of securities...............................................     (285)         --
                                                                           -------     -------
Loss before income tax benefit...........................................   (2,827)     (3,171)
Income tax benefit.......................................................        9          55
                                                                           -------     -------
Loss from continuing operations before extraordinary items...............   (2,818)     (3,116)
Extraordinary item -- gain on extinguishment of debt.....................      205          --
Gain (loss) on disposal of discontinued subsidiary, including a provision
  of $160,000 for operating losses during phase-out period...............      290      (1,860)
                                                                           -------     -------
Net loss.................................................................  $(2,323)    $(4,976)
                                                                           =======     =======
Net income (loss) per common share:
  Loss from continuing operations........................................  $  (.67)    $  (.74)
  Extraordinary item -- extinguishment of debt...........................      .05          --
  Loss from discontinued operations......................................      .07        (.44)
                                                                           -------     -------
                                                                           $  (.26)    $ (1.18)
                                                                           =======     =======
Weighted average common shares outstanding...............................    4,174       4,196
                                                                           =======     =======

      See Notes to Unaudited Condensed Consolidated Financial Statements.

                    STAGE II APPAREL CORP. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                            NINE MONTHS ENDED
                                                                              SEPTEMBER 30,
                                                                           -------------------
                                                                            1997        1996
                                                                           -------     -------
                                                                               (UNAUDITED)
Net cash provided by (used in) operating activities......................  $(1,862)    $   325
INVESTING ACTIVITIES:
  Purchase and sale of property and equipment, net.......................      (46)         (8)
  Sale or redemption of marketable securities............................    6,219         771
                                                                           -------     -------
Net cash provided by investing activities................................    6,173         763
                                                                           -------     -------
FINANCING ACTIVITIES:
  Factor financing, net..................................................   (1,976)       (758)
  Repayment of notes.....................................................     (970)        (84)
  Purchase of treasury stock.............................................     (204)         --
  Bank financing, net....................................................     (434)       (196)
                                                                           -------     -------
Net cash provided by (used in) financing activities......................   (3,584)     (1,038)
                                                                           -------     -------
Effects of exchange rate changes on cash.................................      (40)         --
                                                                           -------     -------
Net increase in cash.....................................................      687          50
Cash at beginning of year................................................      429         151
                                                                           -------     -------
Cash at end of period....................................................  $ 1,116     $   201
                                                                           =======     =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
  Cash paid for income taxes.............................................  $    10     $    17
                                                                           =======     =======
  Cash paid for interest, excluding factoring fees.......................  $   501     $ 1,265
                                                                           =======     =======

           See Notes to Condensed Consolidated Financial Statements.

                    STAGE II APPAREL CORP. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements of Stage II Apparel Corp. (the "Company") have been prepared in accordance with generally accepted accounting principles and, in the opinion of management, reflect all adjustments (consisting of normal recurring adjustments) necessary to fairly present the Company's financial position at September 30, 1997 and its results of operations and cash flows for the interim periods presented. The accounting policies followed by the Company are set forth in Note 1 to the Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 1996 and are incorporated herein by reference.

NOTE 2.  FINISHED GOODS INVENTORY

     Finished goods inventories for the interim periods presented were computed using the gross profit margin method.

NOTE 3.  DISCONTINUED OPERATIONS

     In July 1996, the Company finalized its plan to liquidate the operations of Woody Sports Apparel, Inc., its 80% owned Canadian subsidiary ("Woody Sports"). The operations of Woody Sports have been accounted for as discontinued operations because the subsidiary dealt with a separate and distinct class of customers from those of the Company's continuing operations. As of a result, the Company provided for an estimated loss on disposal of $1.5 million at December 31, 1996, consisting of a provision of $326,000 for operating losses during the phase-out period and a noncash impairment charge of $1.2 million against goodwill of the subsidiary. The Company's consolidated statements of operations for the nine months ended September 30, 1996 have been restated to account for the operations of the discontinued subsidiary separately from continuing operations. The Company's consolidated balance sheets have not been reclassified. Assets and liabilities of Woody Sports included in the consolidated balance sheets at September 30, 1997 and December 31, 1996 were as follows:

                                                                                   DECEMBER 31,
                                                                                       1996
                                                                 SEPTEMBER 30,     ------------
                                                                     1997
                                                                 -------------
                                                                  (UNAUDITED)
                                                                         (IN THOUSANDS)
    Current assets.............................................       $--             $  769
    Current liabilities........................................        --               (996)
    Noncurrent assets..........................................        --                 --
    Noncurrent liabilities.....................................        --                 --

NOTE 4.  NEW CREDIT AGREEMENT

     In April 1997, the Company replaced its factoring arrangement (the "Prior Agreement") with a new facility under a factoring agreement (the "Credit Agreement") with Milberg Factors Corp. (the "Factor"). In connection with the refinancing, Stage II repaid $6 million of its borrowings under the Prior Agreement with repatriated earnings of its Hong Kong subsidiary ("Stage II HK") and refinanced the balance of net direct borrowings aggregating $1.8 million under the Credit Agreement.

     The Credit Agreement provides a revolving credit facility for short term borrowings by the Company at a floating interest rate equal to 1/2% above prime. Borrowings under the Credit Agreement are payable upon demand and secured by the Company's inventory, accounts receivable, cash surrender value of officers' life insurance, restricted cash and the remaining marketable securities of Stage II HK. The Factor purchases the Company's accounts receivable that it has preapproved, without recourse except in cases where there are merchandise returns or billing or merchandise disputes in the normal course of business. In addition, the Factor is responsible for the accounting and collection of all accounts receivable sold to it by the Company.

                    STAGE II APPAREL CORP. AND SUBSIDIARIES

The Factor receives a commission under the Credit Agreement in an amount less than 1% of net receivables purchased by the Factor.

     The Credit Agreement also provides for the issuance of letters of credit to fund the Company's foreign manufacturing orders. The aggregate amount of letters of credit and borrowings available under the Credit Agreement are determined from time to time based upon the requirements of the Company, with a borrowing and letter of credit limit up to approximately $17 million. The Credit Agreement is scheduled to expire on April 29, 1998, subject to automatic one-year renewal terms unless terminated at the option of either party.

NOTE 5.  LITIGATION SETTLEMENT

     In April 1996, the Company and Stage II HK commenced a lawsuit in the Supreme Court of the State of New York against Stuart Goldman, Townsley, Ltd. ("Townsley") and related parties to recoup damages incurred in connection with their October 1994 acquisition of substantially all the assets and related liabilities of Townsley, the purchase of all the capital stock of Townsley's Hong Kong subsidiary and the related employment and subsequent termination of Mr. Goldman as President of the Company and Stage II HK. In September 1996, Mr. Goldman and his co-defendants filed an answer denying Stage II's claims in the lawsuit and asserting various counterclaims. During September 1997, the parties agreed to settle the lawsuit for a payment from the Company of approximately $1.15 million, partially offset by the relinquishment of 292,135 shares of the Company's common stock issued as part of the purchase price for the Townsley assets. The settlement payments were completed by the Company in November 1997.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Stage II Apparel Corp.:

     We have audited the accompanying consolidated balance sheets of Stage II Apparel Corp. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Stage II Apparel Corp. and subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

     As discussed in notes 1 and 8 to the consolidated financial statements, the Company changed its method of accounting for marketable securities in 1994 to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

                                          KPMG PEAT MARWICK LLP

New York, New York
March 31, 1997

                    STAGE II APPAREL CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                              DECEMBER 31,
                                                                           -------------------
                                                                            1996        1995
                                                                           -------     -------
ASSETS:
  Cash...................................................................  $   429     $   151
  Accounts receivable (notes 3 and 5)....................................    1,334       2,063
  Finished goods inventory (notes 3 and 6)...............................    5,130      12,507
  Prepaid expenses.......................................................      374         928
  Prepaid income taxes and refunds receivable............................      130         743
                                                                           -------     -------
     Total current assets................................................    7,397      16,392
  Property and equipment, at cost, less accumulated depreciation (note
     7)..................................................................      585         772
  Marketable securities (notes 3 and 8)..................................    8,655      11,124
  Goodwill, less accumulated amortization of $2,056 and $1,562 at
     December 31, 1996, and 1995, respectively...........................    7,558       9,230
  Covenant not to compete, less accumulated amortization of $213 and $118
     at December 31, 1996, and 1995, respectively........................      300         731
  Other assets...........................................................    1,314       1,287
                                                                           -------     -------
          TOTAL ASSETS...................................................  $25,809     $39,536
                                                                           =======     =======
LIABILITIES:
  Due to factor (note 3).................................................  $ 7,174     $11,658
  Due to bank (note 4)...................................................      434       1,011
  Accounts payable.......................................................    1,838       2,645
  Notes payable -- current (note 9)......................................      185         170
  Notes payable to shareholder -- current (note 10)......................      411          --
  Income taxes payable...................................................        8          51
  Accrued royalties......................................................      182         648
  Other current liabilities..............................................      488         380
                                                                           -------     -------
     Total current liabilities...........................................   10,720      16,563
  Notes payable -- long term (note 9)....................................      199         384
  Notes payable to shareholder -- long term (note 10)....................      500         911
                                                                           -------     -------
          TOTAL LIABILITIES..............................................   11,419      17,858
                                                                           -------     -------
SHAREHOLDERS' EQUITY (notes 16 and 17):
  Preferred stock, $.01 par value, 1,000 shares authorized; none issued
     and outstanding.....................................................       --          --
  Common stock, $.01 par value, 9,000 shares authorized; 4,993 shares
     issued and 4,196 shares outstanding at December 31, 1996 and 1995...       50          50
  Additional paid-in capital.............................................    7,502       7,502
  Retained earnings......................................................    9,346      16,308
                                                                           -------     -------
                                                                            16,898      23,860
  Less treasury stock, at cost; 797 shares at December 31, 1996 and
     1995................................................................   (2,092)     (2,092)
  Allowance for decline in market value of securities available for sale
     (note 8)............................................................     (329)         --
  Cumulative translation adjustment......................................      (87)        (90)
                                                                           -------     -------
          TOTAL SHAREHOLDERS' EQUITY.....................................   14,390      21,678
                                                                           -------     -------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.....................  $25,809     $39,536
                                                                           =======     =======

                See Notes to Consolidated Financial Statements.

                    STAGE II APPAREL CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                    YEAR ENDED DECEMBER 31,
                                                                -------------------------------
                                                                 1996        1995        1994
                                                                -------     -------     -------
Net sales.....................................................  $33,428     $60,177     $59,560
Cost of goods sold (note 6)...................................   28,016      48,357      46,778
                                                                -------     -------     -------
Gross profit..................................................    5,412      11,820      12,782
Commission and other income...................................      678       1,599         853
                                                                -------     -------     -------
                                                                  6,090      13,419      13,635
Selling, general and administrative expenses (notes 12, 15 &
  18).........................................................    9,195      13,341      13,059
Impairment of prepaid salary and non-compete covenant.........      512          --          --
Provision (benefit) for litigation costs......................      (13)        577          --
                                                                -------     -------     -------
Operating profit (loss).......................................   (3,604)       (499)        576
Other income (expenses):
  Interest income.............................................      748         734         832
  Interest and factoring expenses.............................   (2,336)     (3,155)     (2,266)
  Interest on income tax settlement...........................       --          --        (384)
                                                                -------     -------     -------
Loss from continuing operations before income tax benefit.....   (5,192)     (2,920)     (1,242)
Benefit for income taxes (note 14)............................      (33)       (342)       (438)
                                                                -------     -------     -------
Loss from continuing operations...............................   (5,159)     (2,578)       (804)
Discontinued operations:
  Loss from discontinued operations...........................     (324)       (684)        (61)
  Estimated loss on disposal of discontinued operations.......   (1,479)         --          --
                                                                -------     -------     -------
                                                                 (1,803)       (684)        (61)
                                                                -------     -------     -------
Net loss......................................................  $(6,962)    $(3,262)    $  (865)
                                                                =======     =======     =======
Net loss per common share:
  Loss from continuing operations.............................  $ (1.23)    $  (.62)    $  (.19)
  Loss from discontinued operations...........................     (.43)       (.16)       (.02)
                                                                -------     -------     -------
                                                                $ (1.66)    $  (.78)    $  (.21)
                                                                =======     =======     =======
Dividends paid per common share...............................  $    --     $    --     $   .12
                                                                =======     =======     =======
Weighted average common shares outstanding....................    4,196       4,195       4,161
                                                                =======     =======     =======

                See Notes to Consolidated Financial Statements.

                    STAGE II APPAREL CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                            YEAR ENDED DECEMBER 31,
                                                                       ----------------------------------
                                                                         1996         1995         1994
                                                                       --------     --------     --------
OPERATING ACTIVITIES:
Net loss.............................................................  $ (6,962)    $ (3,262)    $   (865)
Adjustments to reconcile net loss to net cash provided by (used in)
  operating activities:
  Provision for discontinued operations..............................     1,187           --           --
  Depreciation and amortization of property and equipment............       171          202          303
  Amortization and impairment of goodwill and non-compete covenant...     1,032          666          328
  Loss (gain) on sale or abandonment of property and equipment.......        26           --          (12)
  Minority interest in loss of subsidiary............................        --          (81)         (22)
  Deferred tax expense (benefit).....................................        --          417         (107)
  Changes in assets and liabilities, net of effects of acquisition:
    Decrease in accounts receivable, net.............................       670           97          890
    Decrease in finished goods inventory.............................     7,354          311        4,762
    Decrease in prepaid expenses.....................................       554          272          214
    Decrease (increase) in prepaid income taxes and refunds
      receivable.....................................................       613         (187)        (556)
    Decrease (increase) in other assets..............................       (27)         268         (444)
    Decrease in accounts payable.....................................      (807)        (327)      (1,447)
    Decrease in income taxes payable.................................       (42)        (109)          (6)
    Increase (decrease) in accrued royalties.........................      (466)        (203)         209
    Increase (decrease) in other current liabilities.................        75         (606)         671
                                                                       --------     --------     --------
Net cash provided by (used in) operating activities..................     3,378       (2,542)       3,918
                                                                       --------     --------     --------
INVESTING ACTIVITIES:
  Purchase and sale of property and equipment, net...................        (9)        (124)        (239)
  Sale or redemption of available for sale marketable securities.....     2,139          412        1,695
  Purchase of available for sale marketable securities...............        --         (198)          --
  Investment in Woody Sports Apparel Inc. ...........................        --         (226)          --
  Investment in Stage II Licensed Products, Inc. ....................        --           --          (85)
  Purchase of Townsley Ltd. assets and liabilities, net of cash
    acquired.........................................................        --           --       (2,006)
                                                                       --------     --------     --------
Net cash provided by (used in) investing activities..................     2,130         (136)        (635)
                                                                       --------     --------     --------
FINANCING ACTIVITIES:
  Payments of notes payable..........................................      (171)        (158)        (106)
  Borrowings from factor.............................................    29,847       63,277       66,328
  Repayments to factor...............................................   (34,332)     (61,248)     (68,236)
  Borrowings from bank...............................................     2,862        6,133        5,609
  Repayments to bank.................................................    (3,439)      (5,531)      (5,200)
  Treasury stock transactions, net...................................        --           23       (1,171)
  Cash dividends.....................................................        --           --         (493)
                                                                       --------     --------     --------
Net cash provided by (used in) financing activities..................    (5,233)       2,496       (3,269)
                                                                       --------     --------     --------
Effects of exchange rate changes on cash.............................         3          (32)          (3)
                                                                       --------     --------     --------
Net increase (decrease) in cash......................................       278         (214)          11
Cash at beginning of year............................................       151          365          354
                                                                       --------     --------     --------
Cash at end of year..................................................  $429.....    $    151     $    365
                                                                       ========     ========     ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
  Cash paid for income taxes.........................................  $     16     $    164     $    327
                                                                       ========     ========     ========
  Cash paid for interest, excluding factoring fees...................  $  1,680     $  3,121     $  1,681
                                                                       ========     ========     ========
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
  Purchase of Townsley Ltd. assets and liabilities financed by:
    Increase in treasury stock.......................................  $     --     $     --     $  1,300
                                                                       ========     ========     ========
    Increase in notes payable........................................  $     --     $     --     $    911
                                                                       ========     ========     ========
  Increase in allowance for decline in market value of available for
    sale securities..................................................  $    329     $     --     $     --
                                                                       ========     ========     ========

                See Notes to Consolidated Financial Statements.

                    STAGE II APPAREL CORP. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                         ALLOWANCE FOR
                                                                                          DECLINE IN
                               COMMON                                                    MARKET VALUE
                               STOCK    ADDITIONAL              TREASURY   CUMULATIVE    OF SECURITIES       TOTAL
                                PAR      PAID IN     RETAINED    STOCK     TRANSLATION     AVAILABLE     SHAREHOLDERS'
                               VALUE     CAPITAL     EARNINGS     COST     ADJUSTMENT      FOR SALE         EQUITY
                               ------   ----------   --------   --------   -----------   -------------   -------------
Balance at December 31,
  1993.......................   $ 50      $7,183     $ 20,928   $ (1,697)     $ (55)         $  --          $26,409
Purchase of treasury stock
  (note 16)..................     --          --           --     (1,171)        --             --           (1,171)
Treasury stock issued in
  acquisition (note 16)......     --         538           --        762         --             --            1,300
Cash dividend -- $.12 per
  share......................     --          --         (493)        --         --             --             (493)
Translation adjustment.......     --          --           --         --         (3)            --               (3)
Decline in market value of
  securities.................     --          --           --         --         --           (762)            (762)
Net loss.....................                            (865)                                                 (865)
                                 ---      ------      -------    -------       ----          -----          -------
Balance at December 31,
  1994.......................     50       7,721       19,570     (2,106)       (58)          (762)          24,415
Issuance of treasury stock in
  settlement (note 16).......     --           8           --         14         --             --               22
Payment on contractual value
  of stock (note 16).........     --        (227)          --         --         --             --             (227)
Translation adjustment.......     --          --           --         --        (32)            --              (32)
Decline in market value of
  securities.................     --          --           --         --         --            762              762
Net loss.....................     --          --       (3,262)        --         --             --           (3,262)
                                 ---      ------      -------    -------       ----          -----          -------
Balance at December 31,
  1995.......................     50       7,502       16,308     (2,092)       (90)            --           21,678
Translation adjustment.......     --          --           --         --          3             --                3
Decline in market value of
  securities.................     --          --           --         --         --           (329)            (329)
Net loss.....................     --          --       (6,962)        --         --             --           (6,962)
                                 ---      ------      -------    -------       ----          -----          -------
Balance at December 31,
  1996.......................   $ 50      $7,502     $  9,346   $ (2,092)     $ (87)         $(329)         $14,390
                                 ===      ======      =======    =======       ====          =====          =======

                See Notes to Consolidated Financial Statements.

                    STAGE II APPAREL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation. The consolidated financial statements include the accounts of Stage II Apparel Corp. and its subsidiaries (the "Company" or "Stage II"). Each subsidiary is wholly owned other than a majority owned Canadian subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

     Business Activity. The Company designs, arranges for the manufacture and markets an extensive range of sports and casual apparel. Products are marketed under exclusive and non-exclusive brand name licenses as well as proprietary and private labels. None of the Company's license agreements requires more than $10,000 in up-front payments. See Note 15 -- Commitments and Contingencies. Stage II also acts through a wholly owned subsidiary as purchasing agent for various major retailing customers.

     Revenue Recognition. Stage II recognizes revenue from all categories of apparel sales at the time merchandise is shipped. Commissions from sales agency operations of the Company's Hong Kong subsidiary ("Stage II HK") are recognized when invoiced to customers.

     Goodwill. The Company's goodwill, representing the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over 15 and 25 years, the expected periods to be benefitted. Stage II assesses the recoverability of goodwill by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired products, customers and operations. The amount of goodwill impairment, if any, is measured based upon projected discounted future operating cash flows using a discount rate reflecting the average market rate of return on long term fixed-income securities. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved. See "Asset Impairment under FAS 121" below.

     Restatement for Discontinued Operations. The consolidated statements of operations for the years ended December 31, 1995 and 1994 have been restated to account for the operations of Woody Sports, the Company's 80% owned Canadian subsidiary, as discontinued operations in view of the Company's decision to dispose of its interest in Woody Sports. See Note 4 -- Discontinued Operations.

     Asset Impairment under FAS 121. On January 1, 1996, the Company adopted the Financial Accounting Standards Board's Statement No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of ("FAS 121"). FAS 121 requires long-lived assets and certain identifiable intangibles to be reviewed for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to future net cash flows expected to be generated by the asset. If the asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell. Adoption of FAS 121 did not have a material impact on the Company's financial position, results of operations or liquidity.

     Cash Equivalents. The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. At December 31, 1996 and 1995, the Company had no cash equivalents.

     Marketable Securities. Marketable securities at December 31, 1996 and 1995 consist of U.S. Treasury Notes, Government National Mortgage Association ("GNMA") bonds and corporate equity securities. The Company classifies its debt and equity securities as available-for-sale and records the securities at fair value. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of shareholders' equity until realized. Realized gains and losses from the sale of available-for-sale securities are determined on a specific identification basis. A

                    STAGE II APPAREL CORP. AND SUBSIDIARIES
decline in the market value of any available-for-sale security below cost that is deemed other than temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings, and a new cost basis for the security is established. Dividend and interest income are recognized when earned.

     Finished Goods Inventory. Finished goods inventory is stated at the lower of cost (first-in, first-out) or market.

     Property and Equipment. Property and equipment are recorded at cost. Depreciation and amortization are computed on both the straight-line and accelerated methods, at rates based upon estimated useful lives of 3 to 5 years for automobiles, 5 to 7 years for furniture, fixtures and equipment and the shorter of lease term or life of the leasehold improvements. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in operations. The cost of maintenance and repairs is charged to income as incurred, and significant renewals and betterments are capitalized.

     Income Taxes. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are projected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Net Loss per Share. Net loss per share of common stock is computed based on the weighted average number of shares of common stock outstanding during each period. The Company's outstanding stock options are anti-dilutive and therefore have not been considered in the computation of net loss per share.

     Stock Based Compensation. The Company adopted Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("FAS 123"), in 1996. Under the provisions of FAS 123, companies can elect to account for stock based compensation plans using a fair value based method or continue measuring compensation expense for those plans using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. The Company has elected to continue using the intrinsic value method to account for its stock based compensation plans. See Note 17 -- Stock Option Plans.

     Use of Estimates. Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

     Foreign Currency Translation. The assets and liabilities of Woody Sports are translated at prevailing year-end rates of exchange, and its income and expense accounts are translated at the weighted average rates for each period presented. Until liquidation of Woody Sports is completed, foreign exchange translation gains or losses are recorded in the equity section of the accompanying consolidated balance sheets. Upon liquidation of Woody Sports, translation gains or losses will be included in the determination of income or loss.

     Reclassifications. Certain 1995 and 1994 items have been reclassified to conform to the 1996 consolidated financial statement presentation.

NOTE 2.  MAJOR CUSTOMERS AND GEOGRAPHIC AREA DATA

     Stage II operates in one industry segment. The Company's apparel sales are made primarily in the United States. Its customers are generally comprised of national and regional chains of sporting goods and specialty stores, mass merchandisers and various wholesale membership clubs. During 1996, 1995 and 1994, approxi-

                    STAGE II APPAREL CORP. AND SUBSIDIARIES
mately 68%, 60% and 53%, respectively, of net sales were made to the Company's ten largest customers, none of which accounted for 10% or more of net sales except Wal-Mart Stores, Inc. in all three of those years and Ames Department Stores, Inc. in 1996.

     Information regarding the Company's geographic operations, including corporate assets consisting primarily of cash and marketable securities, is set forth below. Intercompany sales between the Company and Stage II HK are recorded on a cash plus 8% mark-up basis. Identifiable assets of the Company's discontinued Canadian subsidiary aggregating $769,000, $2.3 million and $1.6 million at December 31, 1996, 1995 and 1994, respectively, are included in identifiable assets in the United States. See Note 4 -- Discontinued Operations.

                                                                 AS OF DECEMBER 31, 1996
                                                           ------------------------------------
                                                           UNITED
                      CORPORATE ASSETS:                    STATES     FAR EAST     CONSOLIDATED
    -----------------------------------------------------  ------     --------     ------------
                                                           (IN THOUSANDS)
    U.S. Treasury notes..................................  $   --     $  2,237       $  2,237
    Discount on notes....................................      --           (6)            (6)
    GNMAs................................................      --        6,413          6,413
    Equity securities....................................      11           --             11
    Goodwill.............................................   6,283        1,275          7,558
    Non-compete covenant.................................     100          200            300
                                                           ------      -------        -------
                                                           $6,394     $ 10,119       $ 16,513
                                                           ======      =======        =======

                                          UNITED
           CORPORATE OPERATIONS:          STATES    FAR EAST   CORPORATE   ELIMINATIONS   CONSOLIDATED
    ------------------------------------  -------   --------   ---------   ------------   ------------
    Year ended December 31, 1996
    Net sales...........................  $33,428   $ 15,004    $    --      $(15,004)      $ 33,428
    Commissions and other income........        2        676         --            --            678
    Operating profit (loss).............   (4,798)     1,080         --           114         (3,604)
    Interest income.....................       --         --         --            --            748
    Interest and factoring expenses.....       --         --         --            --         (2,336)
    Loss from continuing operations
      before income tax benefit.........       --         --         --            --         (5,192)
    Identifiable assets.................    6,207      9,748     16,513        (6,659)        25,809
    Year ended December 31, 1995
    Net sales...........................   60,177     20,230         --       (20,230)        60,177
    Commissions and other income........      169      1,430         --            --          1,599
    Provision for litigation costs......       --         --         --            --            577
    Operating profit (loss).............   (2,705)     2,321         --          (115)          (499)
    Interest income.....................       --         --         --            --            734
    Interest and factoring expenses.....       --         --         --            --         (3,155)
    Loss from continuing operations
      before income tax benefit.........       --         --         --            --         (2,920)
    Identifiable assets.................   18,869      5,241     21,050        (5,624)        39,536

                    STAGE II APPAREL CORP. AND SUBSIDIARIES

                                          UNITED
           CORPORATE OPERATIONS:          STATES    FAR EAST   CORPORATE   ELIMINATIONS   CONSOLIDATED
    ------------------------------------  -------   -------     -------      --------       -------
    Year ended December 31, 1994
    Net sales...........................  $59,560   $    678    $    --      $   (678)      $ 59,560
    Commissions and other income........      332        521         --            --            853
    Operating profit....................      311        265         --            --            576
    Interest income.....................       --         --         --            --            832
    Interest and factoring expenses.....       --         --         --            --         (2,266)
    Interest on income tax settlement...       --         --         --            --           (384)
    Loss from continuing operations
      before income tax benefit.........       --         --         --            --         (1,242)
    Identifiable assets.................  $24,107   $  2,878    $20,748      $ (6,554)      $ 41,179

NOTE 3.  DUE TO FACTOR

     Stage II maintains a factoring agreement (the "Credit Agreement") with a financial institution (the "Factor") providing a revolving credit facility for short-term borrowings by the Company at a floating interest rate equal to 1/2% above prime prior to June 30, 1995, 1 1/4% above prime for the quarter ended September 30, 1995, 1% above prime for the quarter ended December 31, 1995 and
 1/2% above prime thereafter. Borrowings under the Credit Agreement are payable upon demand and secured by the Company's inventory, accounts receivable, marketable securities and collateral provided by the two principal shareholders of the Company. The Factor purchases the Company's accounts receivable that it has preapproved, without recourse, except in cases of merchandise returns or billing or merchandise disputes in the normal course of business. The Factor is responsible for the accounting for and collection of all accounts receivable sold to it by Stage II. The Credit Agreement also provides for the issuance of letters of credit to fund the Company's foreign manufacturing orders.

     The aggregate amount of borrowings and letters of credit available under the Credit Agreement are determined from time to time based upon the requirements of the Company, with a borrowing and letter of credit limit up to approximately $13 million. The Company may terminate the Credit Agreement for any reason at the renewal date, without penalty, upon 30 days' prior written notice, while the Factor has the right of termination upon 30 days' prior written notice at any time. The Credit Agreement expires on December 31, 1997, subject to automatic one-year renewal terms unless terminated at the option of either party. Stage II was indebted to the Factor under the Credit Agreement at December 31, 1996 and 1995 as follows:

                                                                      DECEMBER 31,
                                                                   -------------------
                                                                    1996        1995
                                                                   -------     -------
                                                                   (IN THOUSANDS)
        Factor advances..........................................  $11,500     $18,324
        Accounts receivable......................................   (4,326)     (6,666)
                                                                   -------     -------
        Net due to factor........................................  $ 7,174     $11,658
                                                                   =======     =======

     Stage II intends to repay most of its borrowings under the Credit Agreement during the second quarter of 1997 with repatriated earnings of Stage II HK and refinance the balance of these borrowings under a new credit agreement expected to be entered with a different financial institution that has provided a firm commitment for the new arrangement on terms similar to the Credit Agreement.

                    STAGE II APPAREL CORP. AND SUBSIDIARIES

NOTE 4.  DISCONTINUED OPERATIONS

     In July 1996, the Company finalized its plan to liquidate the operations of Woody Sports, its 80% owned Canadian subsidiary. The operations of Woody Sports have been accounted for as discontinued operations because the subsidiary dealt with a separate and distinct class of customers from those of the Company's continuing operations. As of a result, Stage II has provided for an estimated loss on disposal of $1.5 million, consisting of a provision of $326,000 for operating losses during the phase-out period and a noncash impairment charge of $1.2 million against goodwill of the subsidiary. The Company's consolidated statements of operations for the years ended December 31, 1995 and 1994 have been restated to account for the operations of the discontinued subsidiary separately from continuing operations. The Company's consolidated balance sheets have not been reclassified. Assets and liabilities of Woody Sports included in the consolidated balance sheets at December 31, 1996 and 1995 were as follows:

                                                                      DECEMBER 31,
                                                                    -----------------
                                                                    1996       1995
                                                                    -----     -------
                                                                    (IN THOUSANDS)
        Current assets............................................  $ 769     $ 1,950
        Current liabilities.......................................   (996)     (1,549)
        Noncurrent assets.........................................     --         353
        Noncurrent liabilities....................................     --          --

     During 1996 and 1995, Woody Sports maintained a line of credit secured by an assignment of its accounts receivable and inventories, a general security agreement and an assignment and postponement of intercompany notes and receivables. The credit facility provided for borrowings at a floating interest rate equal to 1/2% above the lender's prime rate. At December 31, 1995, Woody Sports was in default on two financial covenants under the agreement covering the credit facility requiring the subsidiary to maintain a working capital ratio of 1.2 to 1 and a debt to tangible net worth ratio of not less than 2.0 to 1. The subsidiary obtained a waiver for the default of these covenants from the bank and was in compliance at December 31, 1996 with its credit facility covenants. On March 31, 1997, all of the subsidiary's obligations under the facility were repaid, and the facility was terminated in connection with the liquidation of Woody Sports.

NOTE 5.  ACCOUNTS RECEIVABLE

     Accounts receivable, less allowances for returns, discounts and bad debts aggregating $486,000 and $408,000 at December 31, 1996 and 1995, respectively, consist primarily of non-factored receivables and other amounts due from customers for domestic shipments and overseas commissions. Substantially all of the Company's receivables have been pledged in accordance with the terms of its Credit Agreement and the agreement covering the credit facility of its Canadian subsidiary. See Note 3 -- Due to Factor.

NOTE 6.  FINISHED GOODS INVENTORY

     Inventory, consisting primarily of finished goods, is classified as follows:

                                                                       DECEMBER 31,
                                                                    ------------------
                                                                     1996       1995
                                                                    ------     -------
                                                                      (IN THOUSANDS)
        Landed....................................................  $3,274     $ 7,267
        In transit................................................   1,856       5,240
                                                                    ------     -------
        Total.....................................................  $5,130     $12,507
                                                                    ======     =======

     The finished goods inventory has been pledged in accordance with the terms of the Company's Credit Agreement. See Note 3 -- Due to Factor. For the years ended December 31, 1996, 1995 and 1994, general

                    STAGE II APPAREL CORP. AND SUBSIDIARIES
and administrative costs charged to cost of goods sold amounted to $711,000, $870,000 and $721,000, respectively. General and administrative overhead costs capitalized in inventory at December 31, 1996 and 1995 were $148,000 and $186,000, respectively.

NOTE 7.  PROPERTY AND EQUIPMENT

     The major classes of property and equipment are as follows:

                                                                       DECEMBER 31,
                                                                     -----------------
                                                                      1996       1995
                                                                     ------     ------
                                                                      (IN THOUSANDS)
        Automobiles................................................  $   66     $   68
        Furniture, fixtures and equipment..........................     548        854
        Leasehold improvements.....................................     796        825
                                                                     ------     ------
                                                                      1,410      1,747
        Less accumulated depreciation and amortization.............     825        975
                                                                     ------     ------
        Total......................................................  $  585     $  772
                                                                     ======     ======

NOTE 8.  MARKETABLE SECURITIES

     The following table sets forth the amortized cost, gross unrealized holding gains, gross unrealized holding losses and fair value for available-for-sale securities by major security type at December 31, 1996 and 1995. During 1996, the Company sold marketable securities held by Stage II HK netting $2.1 million. Substantially all of the balance of these securities have been pledged in accordance with the terms of the Company's Credit Agreement. See Note 3 -- Due to Factor. Maturities of the debt securities range from August 2003 through March 2023.

                                                               GROSS          GROSS
                                                             UNREALIZED     UNREALIZED
                                               AMORTIZED      HOLDING        HOLDING        FAIR
                                                 COST          GAINS          LOSSES        VALUE
                                               ---------     ----------     ----------     -------
                                                                 (IN THOUSANDS)
    Year ended December 31, 1996:
      U.S. Treasury securities...............   $ 2,294         $ --           $ 63        $ 2,231
      GNMAs..................................     6,658           --            245          6,413
      Equity securities......................        32           --             21             11
                                                -------         ----           ----        -------
    Total....................................   $ 8,984         $ --           $329        $ 8,655
                                                =======         ====           ====        =======
    Year ended December 31, 1995:
      U.S. Treasury securities...............     3,688           --             --          3,688
      GNMAs..................................     7,401           --             --          7,401
      Equity securities......................        35           --             --             35
                                                -------         ----           ----        -------
    Total....................................   $11,124           --             --        $11,124
                                                =======         ====           ====        =======

                    STAGE II APPAREL CORP. AND SUBSIDIARIES

NOTE 9.  NOTES PAYABLE

     Notes payable at December 31, 1996 and 1995 consist of the following:

                                                                        DECEMBER 31,
                                                                        -------------
                                                                        1996     1995
                                                                        ---- (IN ----
                                                                         THOUSANDS)
        Unsecured notes assumed in 1994 acquisition, discounted to reflect an 8% interest rate, payable semiannually, maturing
          November 30, 1998...........................................  $384     $554
        Less current maturities.......................................   185      170
                                                                        ----     ----
        Long term notes payable.......................................  $199     $384
                                                                        ====     ====

NOTE 10.  NOTES PAYABLE TO SHAREHOLDER

     Notes payable to shareholder at December 31, 1996 and 1995 were issued in connection with a 1994 acquisition and consist of the following:

                                                                        DECEMBER 31,
                                                                        -------------
                                                                        1996     1995
                                                                        ---- (IN ----
                                                                         THOUSANDS)
        Unsecured note issued for deferred compensation to former
          officer, bearing interest at prime, maturing September 30,
          2000, subordinated to Factor (see note 15)..................  $500     $500
        Unsecured note issued to former officer, bearing interest at prime, payable annually, maturing September 30, 1996,
          subordinated to Factor (see note 15)........................   411      411
                                                                        ----     ----
        Notes payable.................................................  $911     $911
                                                                        ====     ====

     At December 31, 1996, all notes payable were scheduled to be paid, according to their terms, as follows:

YEAR ENDING
DECEMBER 31,                                                         (IN THOUSANDS)
------------
    1997      ...................................................        $  596
    1998      ...................................................           199
    1999      ...................................................            --
    2000      ...................................................           500
                                                                         ------
   Total      ...................................................        $1,295
                                                                         ======

NOTE 11.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of financial instruments approximate their fair values as of December 31, 1996 and 1995. The methods and assumptions used to estimate the fair values of the financial instruments vary among the types of instruments. For cash, accounts receivable, due to factor, due to bank, accounts payable, accrued royalties and other current liabilities, the short maturity of the instruments and obligations supports their fair values at their respective carrying amounts. For marketable securities, fair values are based on quoted market prices at the reporting date for these or similar investments. For long-term debt, the fair value is estimated by discounting the future cash flows of each instrument at rates currently offered to the Company for similar debt instruments of comparable maturities.

                    STAGE II APPAREL CORP. AND SUBSIDIARIES

NOTE 12.  LEASES

     The Company leases showroom, office and warehouse space, including a foreign office, under operating leases expiring at various times through 2006. Certain leases include escalation clauses based upon the cost of living, as defined. For the years ended December 31, 1996, 1995 and 1994, rent expense charged to operations, including variable storage charges at a public warehouse utilized on a month-to-month basis, aggregated approximately $874,000, $1,028,000 and $1,082,000, respectively. At December 31, 1996, future minimum annual rentals under noncancellable operating leases (excluding variable storage charges at a public warehouse that may be utilized on a month-to-month basis) are as follows:

        YEAR ENDING DECEMBER 31,                                         (IN THOUSANDS)
        -------------------------------------------------------------
        1997.........................................................        $  343
        1998.........................................................           343
        1999.........................................................           343
        2000.........................................................           343
        2001.........................................................           343
        Thereafter...................................................         1,715
        Total........................................................        $3,430

NOTE 13.  RELATED PARTY TRANSACTIONS

     Shareholders Agreement. In January 1992, Stage II entered into an agreement with two principal stockholders, directors and executive officers of the Company, providing for the Company's repurchase of the shares of its Common Stock held by the estate of the first of these principals to die. The purchase price for any shares repurchased under the agreement will be the average of the closing prices of the Common Stock on its principal trading market during the five trading days preceding the date of an individual's death or the book value per share of the Common Stock as reflected in the Company's most recent periodic report filed with the Securities and Exchange Commission prior to the date of death, whichever is greater.

     Stage II initially purchased insurance policies on the lives of these individuals covering $6 million of its total repurchase commitment under the agreement at premiums aggregating approximately $2.5 million over a period of seven years, with corresponding cash surrender values estimated to reach approximately $2.1 million by the end of that period. Upon the retirement of one of the executive officers in December 1994, the agreement was modified to cover only the remaining officer, and the insurance benefit was reduced to $5.4 million, resulting in reductions of approximately $228,000 and $137,000 in the premium obligations and cash surrender value, respectively. To the extent not covered by these policies, the Company will have the option to fund the balance of any repurchase commitment with a promissory note payable over three years with interest at market rate. The remaining officer will have the option, upon the sale of his entire interest in Stage II, to purchase the Company's insurance policy on his life at its prevailing cash surrender value.

     Consulting Agreement. On March 5, 1996, the Company entered into an agreement (the "Consulting Agreement") with AMP Consulting Services, Inc. ("AMP"), Fector Detwiler & Co., Inc. ("FDC") and Fortuna Capital Management Company ("FCM"), providing for various consulting and financial advisory services and the issuance of performance-based options (the "Options"). FCM is a significant shareholder of the Company, and Anthony M. Pisano, the principal shareholder of AMP, was hired as Chief Financial Officer of the Company in December 1996.

     The advisory services provided under the Consulting Agreement included (i) a review of the Company's operations to consider ways of increasing the efficiency and financial performance of the Company's existing apparel business,
(ii) the evaluation of strategic opportunities to either expand or divest the current business and acquire new businesses within or outside the apparel industry and to develop profitable strategies for the

                    STAGE II APPAREL CORP. AND SUBSIDIARIES
resulting enterprise and (iii) the identification of potential transactions to implement the recommended strategic plan. The Consulting Agreement had a term ending September 1, 1996, subject to earlier termination or extension by the Company.

     In connection with the Consulting Agreement, the Company granted Options to AMP, FDC and FCM to purchase 200,000 shares, 100,000 shares and 200,000 shares, respectively, of its Common Stock at $3 1/8 per share, exercisable only if specified performance goals were met (a "Qualifying Event"). In addition, Jack Clark, the Company's Chairman of the Board, issued Options to FDC and FCM to purchase 434,000 shares and 866,000 shares, respectively, of Common Stock owned by him upon the occurrence of a Qualifying Event at an exercise price of $4 3/4 per share. No charge was recognized upon the issuance of the Options, since there was no assurance that a Qualifying Event would occur. The FDC and FCM Options expired unexercised on March 1, 1997, and the AMP Options are scheduled to expire on May 1, 1997.

     Townsley Transaction. In 1994, Stage II obtained two covenants not to compete with a former director and executive officer hired in connection with the acquisition of substantially all the assets, subject to related liabilities, of Townsley, for which the former officer was paid $850,000. In addition, the former officer was advanced $400,000 against his first four years remuneration for overseeing the Company's Hong Kong office and foreign operations. See Note 15 -- Commitments and Contingencies.

NOTE 14.  INCOME TAXES

     The provision (benefit) for income taxes consists of the following:

                                                                YEAR ENDED DECEMBER 31,
                                                            -------------------------------
                                                             1996        1995        1994
                                                            -------     -------     -------
                                                                    (IN THOUSANDS)
    Income (loss) before provision (benefit) for income
      taxes, including discontinued operations:
      Domestic............................................  $(6,995)    $(2,920)    $(1,425)
      Foreign.............................................       --        (684)         89
                                                            -------     -------     -------
                                                             (6,995)     (3,604)     (1,336)
    Provision (benefit) for income taxes:
      Domestic:
         Current:
           Federal........................................      (36)       (740)       (335)
           State..........................................        3          14          76
                                                            -------     -------     -------
                                                                (33)       (726)       (259)
         Deferred:
           Federal........................................       --         379        (101)
           State..........................................       --          --         (78)
                                                            -------     -------     -------
                                                                 --         379        (179)
                                                            -------     -------     -------
      Foreign.............................................       --           5          --
                                                            -------     -------     -------
                                                            $   (33)    $  (342)    $  (438)
                                                            =======     =======     =======

                    STAGE II APPAREL CORP. AND SUBSIDIARIES

     The total provision for income taxes for the years ended December 31, 1996, 1995 and 1994 varied from the United States federal amounts computed by applying the US statutory rate of 34% to pre-tax income (loss) as a result of the following:

                                                         YEAR ENDED DECEMBER 31,
                                           ----------------------------------------------------
                                            1996      RATE      1995      RATE    1994     RATE
                                           -------    -----    -------    ----    -----    ----
                                                    (IN THOUSANDS, EXCEPT PERCENTAGES)
    Computed expected tax expense
      (benefit)..........................  $(2,378)    34.0%   $(1,225)   34.0%   $(443)   34.0%
    Foreign income (loss) taxed at rates
      higher (lower) than U.S.
      statutory rates....................       --      N/A         --     N/A      (63)    4.8
    Foreign income not subject to
      tax benefit........................       --      N/A        233    (6.5)      --     N/A
    State and local income taxes, net of
      federal income tax benefit.........        2       --          9     (.2)      (2)     .2
    Change in valuation allowance........    2,220    (31.8)       286    (7.9)      --     N/A
    Alternative minimum tax..............       --      N/A         97    (2.7)      --     N/A
    Amortization of nondeductible
      goodwill...........................       37      (.5)        37    (1.0)      --     N/A
    Nondeductible expenses for income tax
      purposes...........................       57      (.8)       118    (3.3)      --     N/A
    Other................................       29      (.4)       104    (2.9)      70    (5.4)
                                           -------    -----    -------    ----    -----    ----
                                           $   (33)      .5%   $  (342)    9.5%   $(438)   33.6%
                                           =======    =====    =======    ====    =====    ====

     The tax effects of temporary differences that gave rise to a significant portion of the deferred tax assets and liabilities at December 31, 1996 and 1995 are as follows:

                                                                              DECEMBER 31,
                                                                            -----------------
                                                                             1996       1995
                                                                            -------     -----
                                                                             (IN THOUSANDS)
Current deferred tax assets:
  Inventory tax basis greater than financial statement basis..............  $   135     $ 254
  Allowance for decline in market value of securities.....................      132        --
  Salary financial statement basis greater than tax basis.................       70        --
  Non-compete covenant financial statement basis greater than tax basis...      135        --
  Book loss in excess of tax loss on dissolution of subsidiary............      200        --
                                                                            -------     -----
     Total gross current deferred tax assets..............................      672       254
  Less valuation allowance................................................     (672)     (254)
                                                                            -------     -----
     Net current deferred tax assets......................................  $    --     $  --
                                                                            =======     =====

                    STAGE II APPAREL CORP. AND SUBSIDIARIES

                                                                              DECEMBER 31,
                                                                             1996       1995
                                                                            -------     -----
                                                                             (IN THOUSANDS)
Long term deferred tax assets:
  Net operating loss carryforward.........................................  $ 1,764     $  --
  Cumulative foreign currency adjustment..................................       35        36
  Amortization of covenant not to compete.................................       47         8
                                                                            -------     -----
     Total long term deferred tax assets..................................    1,846        44
Less valuation allowance..................................................   (1,835)      (33)
                                                                            -------     -----
  Net long term deferred tax assets.......................................       11        11
                                                                            -------     -----
Long term deferred tax liability:
     Property and equipment depreciation..................................       11        11
                                                                            -------     -----
       Total gross long term deferred tax liability.......................       11        11
                                                                            -------     -----
Net long term deferred assets.............................................  $    --     $  --
                                                                            =======     =====

     For the years ended December 31, 1996 and 1995, the Company recorded net increases in the total valuation allowance of $2.2 million and $287,000, respectively, with no net change in 1994. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. As of December 31, 1996, the Company had net operating loss carryforwards for income tax purposes of approximately $4.4 million expiring in 2011.

     During 1996, the Internal Revenue Service reviewed the Company's tax returns for the tax years ended December 31, 1991 and 1992. The results of the examination did not have a material impact on the consolidated financial statements.

     United States income taxes have not been provided on the unremitted earnings of foreign subsidiaries, since the undistributed earnings are expected to be indefinitely reinvested or sheltered by available net operating loss carryforwards. The undistributed foreign earnings totaled approximately $11.7 million at December 31, 1996.

NOTE 15.  COMMITMENTS AND CONTINGENCIES

     Outstanding Letters of Credit. At December 31, 1996, the Company was contingently liable on outstanding letters of credit issued under its Credit Agreement in the aggregate amount of $3.1 million. See Note 3 -- Due to Factor. As of that date, the Company's Canadian subsidiary had no outstanding letters of credit. See Note 4 -- Due to Bank.

     License Agreements. The Company's license agreements generally require minimum royalty payments and advertising expenditures, as well as providing for maintenance of quality control. The license agreements expire at various dates (including renewal at the Company's option) through 1998. Under certain circumstances, the licensor has the right to terminate the license agreement. Royalty expense for the years ended December 31, 1996, 1995 and 1994 aggregated approximately $1.8 million, $3.6 million and $4.2 million, respectively.

     During 1996, net sales under the Company's license agreements for the Spalding and Coleman brands each accounted for more than 10% of the consolidated net sales or approximately $11.5 million and $7.5 million, respectively. The agreements for the Spalding and Coleman licenses provide for minimum annual

                    STAGE II APPAREL CORP. AND SUBSIDIARIES
royalty payments of $650,000 and $175,000, respectively. The agreement for the Coleman license was terminated by mutual consent during 1996.

     Townsley Litigation. In April 1996, the Company and Stage II HK commenced a lawsuit in the Supreme Court of the State of New York against Stuart Goldman, Townsley and related parties to recoup damages incurred in connection with their October 1994 acquisition of substantially all the assets and related liabilities of Townsley, the purchase of all the capital stock of Townsley's Hong Kong subsidiary and the related employment and subsequent termination of Mr. Goldman as President of Stage II and Stage II HK. The Company is also seeking to rescind its six-year employment agreement entered with Mr. Goldman in connection with the Townsley acquisition and the related seven-year employment agreement between Stage II HK and Mr. Goldman. The lawsuit is based on alleged misrepresentations in connection with the Townsley acquisition and breach of Mr. Goldman's fiduciary duties and contractual obligations under his employment agreements.

     In June 1996, Mr. Goldman and his co-defendants filed an answer denying Stage II's claims in the lawsuit and asserting various counterclaims. These include (i) $2 million in compensation for the unexpired terms of Mr. Goldman's employment agreements, (ii) $.5 million in payment of the deferred purchase price for Townsley assets and (iii) a total of $2.4 million in compensatory damages plus punitive damages for alleged misrepresentations in connection with the Company's issuance of 292,135 shares of its Common Stock (the "Goldman Shares") as part of the purchase price for Townsley assets.

     During the fourth quarter of 1996, the parties to this lawsuit agreed to submit their claims to nonbinding mediation, which led to an agreement in principle for a settlement of the lawsuit. The proposed settlement contemplates a payment from Stage II of approximately $1.2 million, partially offset by the relinquishment of the Goldman Shares.

     Sportsotron Settlement. In June 1995, a jury verdict was rendered against the Company in a lawsuit brought by Coral Diving Products, Inc. to collect a performance bonus payment in connection with Stage II's acquisition of the apparel business of Sportsotron, Inc. in 1987. In consideration for withdrawing its appeal and post-trial motions to vacate the verdict, the Company settled the matter for $400,000 plus interest from July 1, 1995.

     Miscellaneous Claims. Various miscellaneous claims and suits arising in the ordinary course of business have been filed against the Company. In the opinion of management, none of these matters will have a material adverse effect on the results of operations or the financial position of the Company.

NOTE 16.  SHAREHOLDERS' EQUITY

     During 1994, Stage II repurchased 264,022 shares of its Common Stock for $1.2 million.

     In 1994, the Company issued 292,135 treasury shares of Common Stock as part of the purchase price for the acquired assets, subject to related liabilities, of Townsley. The issued shares had a fair value of approximately $1.3 million and a cost basis of $762,000 at the time of issuance.

     In 1995, Stage II was required to make a payment in the amount of $227,000 to support the contractual value of 63,845 treasury shares of Common Stock issued in 1993 to the seller as part of the purchase price for the Company's 80% interest in Woody Sports. The shares had a market value of $405,000 and a cost basis of $127,000 at the time of issuance.

     In 1995, the Company issued 5,500 treasury shares of Common Stock as part of a negotiated settlement on future commissions to be paid. The shares had a cost of $14,000 and a contractual value of $23,000 at the time of issuance.

                    STAGE II APPAREL CORP. AND SUBSIDIARIES

NOTE 17.  STOCK OPTION PLANS

     The Company maintains Incentive Stock Option Plans (the "Plans") adopted in 1987 and 1994 providing for the grant of options to purchase up to 200,000 shares and 300,000 shares, respectively, of Common Stock to key employees of Stage II. The purchase price per share of Common Stock issuable upon the exercise of options granted under the Plans is fixed by a Compensation Committee of the Board of Directors in an amount equal to at least 100% of the market price of the Common Stock on the date of the grant or 110% of the market price for optionees who directly or indirectly possess more than 10% of the total combined voting power of all classes of the stock of the Company or any parent or subsidiary thereof. Each option granted under the Plans is exercisable for periods of up to ten years from the date of grant.

     Stock option activity under the Plans for each of the three years ended December 31, 1996 is summarized below:

                                                                    WEIGHTED AVERAGE      EXERCISE
                                                   SHARES SUBJECT    EXERCISE PRICE      PRICE PER
                                                     TO OPTIONS        PER SHARE           SHARE
                                                   --------------   ----------------   --------------
    Balance at December 31, 1993.................       30,000           5$1/2         4 7$/8 - 6 5/8
    Options granted..............................      143,000           4 1/8         3 5/8 - 6 5/8
    Options exercised............................           --              --             --
    Options canceled.............................           --              --             --
                                                       =======             ===            ========
    Balance at December 31, 1994.................      173,000           4 3/8         3 5/8 - 6 5/8
    Options granted..............................           --              --             --
    Options exercised............................           --              --             --
    Options canceled.............................       25,000           4 7/8           4 1/2 - 5
                                                       -------             ---            --------
    Balance at December 31, 1995.................      148,000           4 1/4         3 5/8 - 6 5/8
    Options granted..............................       60,000           2 7/8           2 7/8 - 3
    Options exercised............................           --              --             --
    Options canceled.............................       68,000           4 3/8         3 5/8 - 4 3/4
                                                       -------             ---            --------
    Balance at December 31, 1996.................      140,000           3$5/8         2 7$/8 - 6 5/8
                                                       =======             ===            ========
    Exercisable at December 31,
    1994.........................................      173,000                         3 5$/8 - 6 5/8
    1995.........................................      148,000                         3 5/8 - 6 5/8
    1996.........................................      140,000                         2 7/8 - 6 5/8
    Available for grant at December 31,
    1994.........................................      327,000
    1995.........................................      352,000
    1996.........................................      360,000

     Of the 140,000 options outstanding at December 31, 1996, options to purchase 10,000 shares were exercisable at $6 5/8, 25,000 shares at an exercise price of $4 1/2 and 105,000 shares at exercise prices ranging from $2 7/8 to $3 5/8.

     The Company adopted the disclosure-only option under FAS 123 as of January 1, 1996. See Note 1 -- Summary of Significant Accounting Policies. If the accounting provisions of FAS 123 had been adopted as of the beginning of 1995, the pro forma effect on the Company's net loss for the years ended December 31, 1996 and 1995 after accounting for the options issued in 1996 at their fair value at the date of grant would have been immaterial.

                    STAGE II APPAREL CORP. AND SUBSIDIARIES

NOTE 18.  EMPLOYEE STOCK OWNERSHIP AND SALARY DEFERRAL PLAN

     In 1994, Stage II converted its Profit Sharing Plan into an Employee Stock Ownership and Salary Deferral Plan (the "Savings Plan"). Under the Savings Plan, for each dollar contributed by electing employees to a retirement savings account up to 12% of their annual compensation, the Company may contribute up to $.40, subject to certain limitations under Section 401(k) of the Internal Revenue Code (the "Code"). The Company's expense for these contributions in 1996, 1995 and 1994 aggregated $38,000, $69,000 and $55,000, respectively.

     The Saving Plan also enables the Company to make discretionary contributions for open market purchases of its Common Stock to be allocated to the accounts of all employees generally in proportion to their annual compensation. This feature was added in 1994 and is intended to qualify for treatment under Section 401(a) of the Code. The Company did not make any discretionary contributions to the Savings Plan for this purpose in 1996, 1995 or 1994.

                    STAGE II APPAREL CORP. AND SUBSIDIARIES

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

     The accompanying Unaudited Pro Forma Financial Statements of Stage II Apparel Corp. (the "Company") at and for the nine months ended September 30, 1997 give effect to the transactions (the "Transactions") contemplated by a Purchase Agreement dated as of December 8, 1997 (the "Purchase Agreement") among the Company, Shorebreak Group, Inc. ("Shorebreak") and its shareholders (the "Shorebreak Shareholders") as if the Transactions occurred on January 1, 1997. The Purchase Agreement provides, among other things, for (i) the Company's issuance of 4,008,654 shares (the "Control Shares") of its common stock (the "SA Common Stock") to the Shorebreak Shareholders in exchange for all of the issued and outstanding shares of capital stock of Shorebreak and (ii) the Company's repurchase of a total of 1,900,000 shares of SA Common Stock (the "Repurchase") from three principal shareholders of the Company (the "Principal Shareholders") in consideration for their release from guarantees of the Company's indebtedness to its factor and their receipt of options to purchase a total of 1,500,000 shares of SA Common Stock at exercise prices ranging from $.50 to $1.75 per share (the "Options"). The Control Shares will represent two-thirds of the SA Common Stock to be outstanding upon consummation of the Transaction after giving effect to the Repurchase.

     As a result of the Shorebreak Shareholders' proposed ownership of two-thirds of the SA Common Stock to be outstanding upon completion of the Transactions, the Company expects to account for the Transactions under paragraph 70 of APB 16 as a reverse acquisition of the Company by Shorebreak. In accordance with APB 16, the Company's consolidated assets and liabilities will be recorded after completion of the Transactions at their fair values. Under this accounting treatment, the parties' valuation of $2.5 million for Shorebreak in the Transactions will result in a consolidated shareholders' equity of $4.1 million based on Shorebreak's two-thirds interest in the combined enterprise (the "Enterprise Value"). As reflected in the accompanying pro forma balance sheet, APB 16 will require a writedown of the Company's non-current assets and its property, plant and equipment to the extent that the net fair value of its assets and liabilities exceeds the Enterprise Value.

     The pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of either future financial performance or actual results of operations. Future results may vary significantly from the amounts reflected in the following information due to economic factors, future activities of the Company and other matters. Although the Transactions are ultimately expected to result in a reduction of selling, general and administrative expenses, no pro forma adjustments have been reflected because the Company has not completed specific cost reduction plans. The Unaudited Pro Forma Financial Statements should be read in conjunction with the accompanying Notes to the Unaudited Pro Forma Financial Statements as well as the Consolidated Financial Statements and related Notes of the Company and the Financial Statements and related Notes of Shorebreak included elsewhere in the Proxy Statement.

                    STAGE II APPAREL CORP. AND SUBSIDIARIES

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS

                            AS OF SEPTEMBER 30, 1997

                                 (IN THOUSANDS)

                                                  THE                                     PRO
                                                COMPANY   SHOREBREAK   ADJUSTMENTS(1)    FORMA
                                                -------   ----------   --------------   -------
ASSETS:
  Cash........................................  $  454       $ 76                       $   529
  Restricted cash or bond deposit.............     662         20                           682
  Accounts receivable.........................     823         49         $   (300)         572
  Due from factor.............................      --        280                           280
  Finished goods inventory....................   4,531        375             (300)       4,605
  Prepaid expenses............................     618         15             (100)         513
  Prepaid income taxes and refunds
     receivable...............................     112         --                           112
     Total current assets.....................   7,200        815             (700)       7,315
                                                -------      ----          -------      -------
  Property and equipment, at cost, less
     accumulated depreciation.................     522          9              (97)         434
  Marketable securities.......................   3,292         --                         3,292
  Goodwill, less accumulated amortization.....   7,226         --           (7,226)          --
  Covenant not to compete, less accumulated
     amortization.............................     266         --             (266)          --
  Other assets................................     720          3                           723
                                                -------      ----          -------      -------
     TOTAL ASSETS.............................  $19,226      $827         $ (8,289)     $11,764
                                                =======      ====          =======      =======
LIABILITIES:
  Due to factor...............................  $5,197       $ --                       $ 5,197
  Accounts payable............................     481         73                           554
  Notes payable -- current....................     170         --                           170
  Notes payable to shareholders -- current....     350        300                           650
  Income taxes payable........................      --         23                            23
  Accrued royalties...........................      83         --                            83
  Other current liabilities...................     886         97                           983
                                                -------      ----          -------      -------
     Total current liabilities................   7,167        493                         7,660
  Notes payable to shareholder -- long term...      --         50                            50
                                                -------      ----          -------      -------
     TOTAL LIABILITIES........................  $7,167       $543                       $ 7,710
                                                =======      ====          =======      =======
SHAREHOLDERS' EQUITY:
  Preferred stock.............................  $   --       $ --                       $    --
  Common stock................................      50         50         $    (40)          60
Additional paid-in capital....................   7,502         --           (3,742)       3,760
  Retained earnings...........................   7,015        234           (7,015)         234
  Less treasury stock.........................  (2,297)        --            2,297           --
  Allowance for decline in market value of
     securities available for sale............     (85)        --               85           --
  Cumulative translation adjustment...........    (126)                        126           --
                                                -------      ----          -------      -------
     TOTAL SHAREHOLDERS' EQUITY...............  12,059        284           (8,289)       4,054
                                                -------      ----          -------      -------
  TOTAL LIABILITIES AND SHAREHOLDERS'
     EQUITY...................................  $19,226      $827         $ (8,289)     $11,764
                                                =======      ====          =======      =======

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

                    STAGE II APPAREL CORP. AND SUBSIDIARIES

      UNAUDITED CONDENSED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     THE                                  PRO
                                                   COMPANY   SHOREBREAK   ADJUSTMENTS    FORMA
                                                   -------   ----------   -----------   -------
Net sales........................................  $12,133     $3,737                   $15,870
Cost of goods sold...............................   9,861       2,984                    12,795
                                                   -------    -------       -------     -------
Gross profit.....................................   2,272         803                     3,075
Commission and other income......................     513          --                       513
                                                   -------    -------       -------     -------
                                                    2,785       1,108                     3,588
Selling, general and administrative expenses.....   4,859         462       $  (481)      4,840
                                                   -------    -------       -------     -------
Operating income (loss)..........................  (2,074)        341           481      (1,252)
Interest and factoring expense...................     679          84                       763
Interest income..................................     211          --                       211
Loss on sale of securities.......................     285          --                       285
                                                   -------    -------       -------     -------
Income (loss) before income taxes (benefit)......  (2,827)        257           481      (2,089)
Income taxes (benefit)...........................      (9)         23                        14
                                                   -------    -------       -------     -------
                                                                                481
Income (loss) from continuing operations before
  extraordinary items............................  (2,818)        234                    (2,103)
Extraordinary item -- gain on extinguishment of
  debt...........................................     205          --                       205
Gain on disposal of discontinued subsidiary......     290          --                       290
                                                   -------    -------       -------     -------
Net income (loss)................................  $(2,323)    $  234       $   481     $(1,608)
                                                   =======    =======       =======     =======
Net income (loss) per common share:
  Loss from continuing operations................                                       $  (.35)
Extraordinary item -- extinguishment of debt.....                                           .04
  Gain from discontinued operations..............                                           .05
                                                                                        -------
 .................................................                                       $  (.27)
                                                                                        =======
Weighted average common shares outstanding.......                                         6,013
                                                                                        =======

See Notes to Unaudited Condensed Pro Forma Consolidated Financial Statements.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

NOTE A -- BASIS OF PRESENTATION

     The accompanying Unaudited Pro Forma Condensed Financial Statements have been prepared as if the Transactions had been consummated on January 1, 1997. The Purchase Agreement for the Transactions contemplates that the Company will issue to the Shorebreak Shareholders, in consideration for all the outstanding capital stock of Shorebreak, a total of 4,008,654 shares of SA Common Stock constituting the Control Shares and will simultaneously complete the Repurchase by repurchasing a total of 1,500,000 shares of SA Common Stock from the Principal Shareholders in consideration for their release from guarantees of the Company's indebtedness to its factor and their receipt of the Options. As a result of the Shorebreak Shareholders' proposed ownership of two-thirds of the SA Common Stock to be outstanding upon completion of the Transactions, the Company expects to account for the Transactions under paragraph 70 of APB 16 as a reverse acquisition of the Company by Shorebreak.

NOTE B -- PRO FORMA ADJUSTMENTS

     In accordance with APB 16, the Company's consolidated assets and liabilities will be recorded after completion of the Transactions at their fair values. Under this accounting treatment, the parties' valuation of $2.5 million for Shorebreak in the Transactions will result in an Enterprise Value of $4.1 million based on Shorebreak's two-thirds interest in the combined enterprise. The adjustments in the accompanying pro forma balance sheet reflect the requirement under APB 16 for writedowns of the Company's non-current assets and its property, plant and equipment to the extent that the net fair value of its assets and liabilities exceeds the Enterprise Value. As a result of this accounting treatment, the pro forma balance sheet reflects the elimination of $7.5 million of goodwill and a covenant not to compete, a reduction of $23,000 in fixed assets, a decrease of $700,000 in current assets to reflect their realizable value and corresponding adjustments to the shareholders' equity components of the pro forma balance sheet.

     Although the Transactions are ultimately expected to result in a reduction of selling, general and administrative expenses, no adjustments have been reflected in the accompanying pro forma statement of operations because the Company has not completed specific cost reduction plans.

                             SHOREBREAK GROUP, INC.

                            UNAUDITED BALANCE SHEET

                                                                               SEPTEMBER 30,
                                                                                   1997
                                                                               -------------
ASSETS:
  Cash.......................................................................    $  76,000
  Bond deposit...............................................................       20,000
  Accounts receivable........................................................       49,000
  Due from factor............................................................      280,000
  Inventory..................................................................      375,000
  Prepaid expenses...........................................................       15,000
                                                                                  --------
     Total current assets....................................................      815,000
  Property, plant and equipment, at cost, less accumulated depreciation......        9,000
  Other assets...............................................................        3,000
                                                                                  --------
          TOTAL ASSETS.......................................................    $ 827,000
                                                                                  ========

LIABILITIES:
  Accounts payable...........................................................    $  73,000
  Notes payable to shareholders -- current...................................      300,000
  Income taxes payable.......................................................       23,000
  Other current liabilities..................................................       97,000
                                                                                  --------
     Total current liabilities...............................................      493,000
  Notes payable to shareholder -- long term..................................       50,000
                                                                                  --------
          TOTAL LIABILITIES..................................................    $ 543,000
                                                                                  ========
SHAREHOLDERS' EQUITY:
  Common stock...............................................................    $  50,000
  Retained earnings..........................................................      254,000
                                                                                  --------
          TOTAL SHAREHOLDERS' EQUITY.........................................      284,000
                                                                                  --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY...................................    $ 827,000
                                                                                  ========

See Notes to Unaudited Financial Statements.

                             SHOREBREAK GROUP, INC.

                       UNAUDITED STATEMENT OF OPERATIONS

  FOR THE PERIOD FROM FEBRUARY 1, 1997 (INCEPTION) THROUGH SEPTEMBER 30, 1997

Net sales.......................................................................   $3,737,000
Cost of goods sold..............................................................   2,934,000
                                                                                   ----------
Gross profit....................................................................     803,000
Selling, general and administrative expenses....................................     462,000
                                                                                   ----------
Operating income................................................................     341,000
Interest and factoring expenses.................................................      84,000
                                                                                   ----------
Income before income taxes......................................................     257,000
Income taxes....................................................................      23,000
                                                                                   ----------
Net income......................................................................   $ 234,000
                                                                                   ==========

See Notes to Unaudited Financial Statements.

                             SHOREBREAK GROUP, INC.

                       UNAUDITED STATEMENT OF CASH FLOWS

  FOR THE PERIOD FROM FEBRUARY 1, 1997 (INCEPTION) THROUGH SEPTEMBER 30, 1997

Net cash used in operating activities............................................  $(313,000)

INVESTING ACTIVITIES:
  Purchase of equipment..........................................................    (11,000)
                                                                                   ---------
Net cash used in investing activities............................................    (11,000)
                                                                                   ---------

FINANCING ACTIVITIES:
  Proceeds from sale of common stock.............................................     50,000
  Proceeds from shareholder loans................................................    350,000
                                                                                   ---------
Net cash provided by financing activities........................................    400,000
                                                                                   ---------
Net increase in cash.............................................................     76,000
Cash at beginning of period......................................................         --
                                                                                   ---------
Cash at end of period............................................................  $  76,000
                                                                                   =========

See Notes to Unaudited Financial Statements.

                             SHOREBREAK GROUP, INC.

                   NOTES TO UNAUDITED STATEMENT OF CASH FLOWS

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Business Activity. Shorebreak Group, Inc. ("Shorebreak") was organized in February 1997 under the laws of the State of New York. Shorebreak arranges for the manufacture and distributes an extensive range of brand name casual apparel under various license agreements. It specializes in knit and bottoms for the boys, young men and junior categories. Its customers are primarily major department stores.

     Basis of Presentation. The preparation of financial statements in conformance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts of assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

     Revenue Recognition. Shorebreak recognizes revenue from all categories of apparel sales at the time merchandise is shipped.

     Inventory. Inventory is stated at the lower of cost (first-in, first-out) or market.

     Property and Equipment. Property and equipment are recorded at cost. Depreciation and amortization are computed on both the straight-line and accelerated methods, at rates based upon their estimated useful lives. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in operations. The cost of maintenance and repairs is charged to income as incurred, and significant renewals and betterments are capitalized.

     Income Taxes. Shorebreak has elected to be treated as a Subchapter S corporation. Therefore, no provision has been made for federal income taxes, and state taxes are accrued at a reduced rate.

NOTE 2.  FACTORING AGREEMENT

     Shorebreak is a party to a notification factoring agreement with CIT Group Commercial Services, Inc. Under the terms of the agreement, the factor acquires accounts receivable and maintains a security interest in the accounts receivable inventory and other assets of Shorebreak. The factor charges Shorebreak interest on all uncollected advances and a factor's commission on all sales. The interest rate is calculated as a percentage in excess of the prime rate announced by Chase Manhattan Bank from time to time. As of September 30, 1997, the effective interest rate was 1 1/2% above the prime rate, and the commission was .65% on each sale.

NOTE 3.  NOTES DUE TO SHAREHOLDERS

     The shareholders of Shorebreak have advanced funds aggregating $450,000 that have been used for working capital purposes. The loans bear interest at a rate of 9% per annum and are due at various dates. A principal payment of $100,000 plus accrued interest was made to a shareholder on September 30, 1997. A subordination agreement has been entered into by Shorebreak and a shareholder under which one of these loans in the principal amount of $50,000 has been subordinated to the factor for an unspecified time.

                             STAGE II APPAREL CORP.

          (THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS)
   STAGE II APPAREL CORP. -- Proxy for the Special Meeting of Shareholders at
         9:00 a.m., December 31, 1997, at 350 Fifth Avenue, 9th Floor,
                            New York, New York 10118

        The undersigned hereby appoints Michael Hanrahan and Dayna Clark
Higley, and each of them, with full power of substitution (the "Proxy Holders"), as Proxies to vote the Common Stock of the undersigned at the aforementioned Annual Meeting, and any adjournments thereof, upon the matter set forth in the Notice of Special Meeting and Proxy Statement, as follows:

        To consider and vote upon a proposal (the "Proposal") to approve the issuance of 4,008,654 shares of the Company's common stock ("SA Common Stock") pursuant to a Purchase Agreement dated as of December 8, 1997 among the Company, Shorebreak Group, Inc. and its shareholders.

This proxy will be voted as specified. If no specification is made, it will be voted FOR the Proposal business.

                                                             [SEE REVERSE SIDE]

[X] Please mark your
    votes as in this
    sample


        The Undersigned directs the Proxy Holders to vote the shares of the Company's Common Stock owned or held by the undersigned as follows:

                      FOR [ ]     AGAINST [ ]  ABSTAIN [ ]


                     Please mark, sign, date and return the Proxy Card promptly using the enclosed envelope.



SIGNATURE(S):___________________________________ DATED: ______________1997
(Joint owners must EACH sign. Please sign EXACTLY as your name(s) appear(s) on the card. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give your FULL title.)